Exhibit 10.11

CREDIT AGREEMENT

Dated as of October 26, 2007

Among

TEXTRON INC.,

THE BANKS LISTED HEREIN,

CITIBANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Documentation Agent

______________________

CITIGROUP GLOBAL MARKETS INC.,

BANC OF AMERICA SECURITIES LLC

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE 1

Definitions And Accounting Terms

Section 1.01. Definitions
Section 1.02. Accounting Terms and Determinations

ARTICLE 2

Amounts And Terms Of Commitments And Loans

Section 2.01. Commitments.
Section 2.02. Competitive Bid Loans
Section 2.03. Notices of Conversion/Continuation
Section 2.04. Registry
Section 2.05. Pro Rata Borrowings
Section 2.06. Interest
Section 2.07. Commissions and Fee
Section 2.08. Reductions in Commitments; Repayments and Payments
Section 2.09. Use of Proceeds
Section 2.10. Special Provisions Governing Eurodollar Rate Loans and/or Competitive Bid Loans
Section 2.11. Capital Requirements
Section 2.12. Regulation D Compensation

ARTICLE 3

Conditions to Loans

Section 3.01. Conditions to Initial Loans
Section 3.02. Conditions to All Loans

ARTICLE 4

Representations and Warranties

Section 4.01. Organization, Powers and Good Standing
Section 4.02. Authorization of Borrowing, Etc
Section 4.03. Financial Condition
Section 4.04. No Material Adverse Change
Section 4.05. Litigation
Section 4.06. Payment of Taxes
Section 4.07. Governmental Regulation
Section 4.08. Securities Activities
Section 4.09. ERISA Compliance
Section 4.10. Certain Fees

ARTICLE 5

Affirmative Covenants

Section 5.01. Financial Statements and Other Reports
Section 5.02. Conduct of Business and Corporate Existence
Section 5.03. Payment of Taxes
Section 5.04. Maintenance of Properties; Insurance
Section 5.05. Inspection
Section 5.06. Compliance with Laws

ARTICLE 6

Negative Covenants

Section 6.01. Merger
Section 6.02. Liens
Section 6.03. Financial Covenant
Section 6.04. Use of Proceeds

ARTICLE 7

Events of Default

Section 7.01. Failure to Make Payments When Due
Section 7.02. Default in Other Agreements
Section 7.03. Breach of Certain Covenants
Section 7.04. Breach of Warranty
Section 7.05. Other Defaults under Agreement
Section 7.06. Involuntary Bankruptcy; Appointment of Receiver, etc
Section 7.07. Voluntary Bankruptcy; Appointment of Receiver, etc
Section 7.08. Judgments and Attachments
Section 7.09. Dissolution
Section 7.10. ERISA Title IV Liabilities

ARTICLE 8

The Administrative Agent

Section 8.01. Appointment
Section 8.02. Powers; General Immunity
Section 8.03. Representations and Warranties; No Responsibility for Appraisal of Creditworthiness
Section 8.04. Right to Indemnity
Section 8.05. Resignation by the Administrative Agent
Section 8.06. Successor Administrative Agent
Section 8.07. No Other Duties, Etc

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ARTICLE 9

Miscellaneous

Section 9.01. Benefit of Agreement
Section 9.02. Expenses
Section 9.03. Indemnity
Section 9.04. Setoff
Section 9.05. Amendments and Waivers
Section 9.06. Independence of Covenants
Section 9.07. Notices
Section 9.08. Survival of Warranties and Certain Agreements
Section 9.09. USA PATRIOT Act Notice
Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative
Section 9.11. Severability
Section 9.12. Obligations Several; Independent Nature of Banks’ Rights
Section 9.13. Headings
Section 9.14. Applicable Law, Consent To Jurisdiction.
Section 9.15. Successors and Assigns
Section 9.16. Counterparts; Effectiveness

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EXHIBITS

Commitment Schedule
Exhibit A	-	Form of Note
Exhibit B	-	Form of Opinion of Nancy K. Cassidy, Esq. Senior Associate General Counsel of the Company
Exhibit C	-	Form of Opinion of Davis Polk & Wardwell
Exhibit D-1	-	Form of Notice of Syndicated Borrowing
Exhibit D-2	-	Form of Notice of Competitive Bid Borrowing
Exhibit D-3	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Transfer Supplement

iv.

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of October 26, 2007, among TEXTRON INC., a Delaware corporation (together with its successors, the “Company”), the banks and other financial institutions signatory hereto (each a “Bank” and collectively the “Banks”), CITIBANK, N.A., as Administrative Agent for the Banks (together with its successors in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent (together with its successors in such capacity, the “Syndication Agent”) and GOLDMAN SACHS CREDIT PARTNERS L.P. , as Documentation Agent (together with its successors in such capacity, the “Documentation Agent”).

In consideration of the premises and the agreements, provisions and covenants herein contained, the Company, the Banks and the Agents agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.0.  Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Absolute Rate” has the meaning set forth in Section 2.02(c).

“Absolute Rate Auction” means a solicitation of offers to make Competitive Bid Loans setting forth Absolute Rates.

“Account” means:

(a)          with respect to the Company, the account specified in the Notice of Borrowing or Notice of Competitive Bid Borrowing which shall be with an institution located in New York City; and

(b)          with respect to the Administrative Agent or any Bank, the account maintained at its New York Office (in the case of the Administrative Agent) or at its Applicable Lending Office for Base Rate Loans (in the case of any Bank).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent,

completed by such Bank and returned to the Administrative Agent (with a copy to the Company).

“Affected Bank” means any Bank affected by any of the events described in Section 2.10(b) or 2.10(c) hereof.

“Affiliate” means, with respect to any Person, any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used  with respect to any Person or group of Persons acting in concert, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means any of the Administrative Agent, the Syndication Agent and the Documentation Agent.

“Agreement” means this Credit Agreement, as the same may at any time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

“Applicable Lending Office” means, for any Bank with respect to its Loans of any particular type, the office, branch or affiliate of such Bank specified as the booking office therefor in such Bank’s Administrative Questionnaire, or such other office, branch or affiliate of such Bank as such Bank may specify from time to time for such purpose by notice to the Company and the Administrative Agent.

“Bank” and “Banks” have the respective meanings assigned to those terms in the introduction to this Agreement and its or their successors and permitted assigns.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as from time to time amended and any successor statutes.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Citibank Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

“Base Rate Loans” are Syndicated Loans whose interest rate is based on Base Rate.

“Bid Margin” has the meaning set forth in Section 2.02(c).

“Board” means the Board of Governors of the Federal Reserve System.

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“Borrowing” means a borrowing of Loans hereunder.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Citibank Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect at its principal office in New York City; each change in the Citibank Rate shall be effective on the date such change is publicly announced.

“Code” means the Internal Revenue Code of 1986, as from time to time amended.  Any reference to the Code shall include a reference to corresponding provisions of any subsequent revenue law.

“Commitment” means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite such Bank’s name on the Commitment Schedule, and (ii) with respect to any substitute Bank or Assignee which becomes a Bank pursuant to Section 10.01 or 10.15, the amount of the transferor Bank’s Commitment assigned to it pursuant to Section 10.01 or 10.15, as such amount may be changed from time to time pursuant to Section 2.10, 10.01 or 10.15; provided that, if the context so requires, the term “Commitment” means the obligation of a Bank to extend credit up to such amount to the Company hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Competitive Bid Absolute Rate Loan” means a Competitive Bid Loan made by a Bank pursuant to Absolute Rate Auction.

“Competitive Bid Loan” means a Loan bearing interest at such rate and for such interest period, and on such other terms not inconsistent with the terms of this Agreement, as the Company and the Bank making such Loan may mutually agree and which Loan is requested pursuant to a Notice of Competitive Bid Borrowing.

“Competitive Bid LIBOR Loan” means a Competitive Bid Loan made by a Bank pursuant to a LIBOR Auction.

“Consolidated Capitalization” means, as at any date of determination, the sum (without duplication) of (a) Consolidated Indebtedness of Textron Manufacturing plus (b) Consolidated Net Worth plus (c) preferred stock of the

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Company plus (d) other securities of the Company convertible (whether mandatorily or at the option of the holder) into capital stock of the Company.

“Compliance Certificate” means a certificate substantially in the form annexed hereto as Exhibit E delivered to the Banks by the Company pursuant to Section 5.01(b)(i)(B).

“Consolidated Indebtedness of Textron Manufacturing” means, as at any date of determination, the sum of short-term and long-term indebtedness for borrowed money that is shown on a balance sheet of Textron Manufacturing (or would be if a balance sheet were prepared on such date).

“Consolidated Net Worth” means, as at any date of determination, the stockholders’ equity of the Company and its Subsidiaries on a consolidated basis (but excluding the effects of the Company’s accumulated other comprehensive income/loss) calculated in conformity with GAAP.

“Contractual Obligation”, as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust or other similar instrument of that Person under which Indebtedness is outstanding or secured or by which that Person or any of its properties is bound or to which that Person or any of its properties is subject.

“Documentation Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Dollar”, “Dollars” and the sign “$” mean the lawful currency of the United States.

“Effective Date” has the meaning assigned to that term in Section 9.16 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code or is a member of a controlled group, as defined in Section 414(b) of the Code, which includes such Person.

“Eurodollar Margin” means (i) for any day on which Utilization is equal to or less than 50%, a rate per annum of 0.21% (ii) for any day on which Utilization exceeds 50%, a rate per annum of 0.26%.

“Eurodollar Rate” means, for any Interest Rate Determination Date either (a) U.S. LIBOR; or (b) if a rate cannot be determined pursuant to clause (a) above, a rate per annum equal to the arithmetic average (rounded upwards to the

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 nearest 1/16 of 1%) of the offered quotation, if any, to first class banks in the Eurodollar market by each of the Reference Banks for deposits in the applicable currency with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period.  If any Reference Bank fails to provide its offered quotation to the Administrative Agent, the Eurodollar Rate shall be determined on the basis of the offered quotation(s) by the other Reference Bank(s).

“Eurodollar Rate Loans” means Syndicated Loans or portions thereof during the period in which such Loans bear interest at rates determined in accordance with Section 2.06(a)(i)(A) hereof.

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning assigned to that term in Article 7 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended, and any successor statutes.

“Facility Fee Rate” means 0.04% per annum.

“Federal Funds Rate” means on any one day the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System only arranged by Federal funds brokers as published as of such day by the Federal Reserve Bank of New York, provided that if such day is not a Business Day, the Federal Funds Rate shall be measured as of the immediately preceding Business Day.

“Finance Company” means any Person which is (or would be but for the proviso to the definition of such term) a Subsidiary of the Company and which is primarily engaged in the business of a finance company.

“Funding Date” means the date of the funding of a Loan made pursuant to a Notice of Borrowing but does not mean the date of any conversion or continuation of the interest rate applicable to any Loan pursuant to a Notice of Conversion/Continuation.

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“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money of that Person, (ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet of that Person in conformity with GAAP, (iii) notes payable of that Person and drafts accepted by that Person representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation of that Person owed for all or any part of the deferred purchase price of property or services which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof, or (b) evidenced by a note or similar written instrument, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been  assumed by that Person or is nonrecourse to the credit of that Person and (vii) any guarantee of that Person, direct or indirect, of any indebtedness, note payable, draft accepted, or obligation described in clauses (i)-(vi) above of any other Person.

“Initial Loans” means the initial Loans made under this Agreement.

“Interest Payment Date” means, (x) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan; provided that in the case of each Interest Period of six months, “Interest Payment Date” shall also include each Interest Period Anniversary Date (or if such day is not a Business Day, then the next succeeding Business Day) for such Interest Period and (y) in the case of any Base Rate Loan, the last Business Day of each calendar quarter.

“Interest Period” means any interest period applicable to a Eurodollar Rate Loan or Competitive Bid Loan as determined pursuant to Section 2.06(b) hereof.

“Interest Period Anniversary Date” means, for each Interest Period applicable to a Eurodollar Rate Loan which is six months, the three-month anniversary of the commencement of that Interest Period.

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“Interest Rate Determination Date” means each date for calculating the Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period.  The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period.

“LIBOR Auction” means a solicitation of offers to make Competitive Bid Loans setting forth Bid Margins.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loans” means one or more of the Syndicated Loans, Competitive Bid Loans or any combination thereof.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

“Multiemployer Plan” has the meaning assigned to that term in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any Reduction Event, the cash proceeds received by the Company in respect of such event net of the sum of all fees and out-of-pocket expenses paid by the Company to third parties in connection with such event.

“Net U.S. Based Cash” means, as at any date of determination, the amount, if any, by which the aggregate amount of cash held by the Company and its U.S. Subsidiaries exceeds $200,000,000.

“New York Office” means, for the Administrative Agent, the office in New York City specified in or pursuant to Section 9.07.

“Notes” means the promissory notes of the Company issued pursuant to Section 2.04(b) hereof in substantially the form of Exhibit A hereto.

“Notice of Borrowing” means any Notice of Syndicated Borrowing, Notice of Competitive Bid Borrowing or any combination thereof.

“Notice of Competitive Bid Borrowing” has the meaning assigned to that term in Section 2.02(b) hereof and shall be substantially in the form of Exhibit D-2 hereof.

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“Notice of Conversion/Continuation” means any notice delivered pursuant to Section 2.03(a) hereof and shall be substantially in the form of Exhibit D-3 hereto.

“Notice of Syndicated Borrowing” has the meaning assigned to that term in Section 2.01(b) hereof and shall be substantially in the form of Exhibit D-1 hereto.

“Offer” means the tender offer commenced on October 16, 2007 by an indirectly wholly-owned Subsidiary of the Company to purchase all of the issued and outstanding shares of common stock of United Industrial Corporation.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer), its President, any Vice President of such corporation, its Chief Financial Officer, its Treasurer or any Assistant Treasurer of such corporation.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.

“Pension Plan” means any plan (other than a Multiemployer Plan) described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which may be, is or has been established or maintained, or to which contributions may be, are or have been made by the Company or any of its ERISA Affiliates or as to which the Company would be considered as a “contributing sponsor” for purposes of Title IV of ERISA at any relevant time.

“Permitted Encumbrances” means:

(i)           Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 5.03;

(ii)           Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted  accounting principles then in effect, shall have been made therefor;

(iii)           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

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(iv)           Any attachment or judgment Lien individually or in the aggregate not in excess of $100,000,000 unless the judgment it secures shall, within 30 days after the entry thereof, not have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

(v)           Leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(vi)           Easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(vii)           Any interest or title of a lessor under any lease;

(viii)          Liens arising from UCC financing statements regarding leases; and

(ix)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods incurred in the ordinary course of business.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and any Governmental Authority.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“pro rata Share” means, when used with reference to any Bank and any described aggregate or total amount, the percentage designated as such Bank’s pro rata Share set forth under the name of such Bank on the applicable signature page of this Agreement, as such pro rata Share may be adjusted pursuant to the terms of this Agreement.

“Reduction Event” means any sale or issuance by the Company of its long-term debt securities in an aggregate principal amount of at least $350,000,000; pursuant to a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank.

“Reference Banks” means Citibank, N.A. and Bank of America, N.A.

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“Regulation D” means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Reportable Event” means a “reportable event” described in Section 4043(b) of ERISA or in the regulations thereunder notice of which to PBGC is required within 30 days after the occurrence thereof, or receipt of a notice of withdrawal liability with respect to a Multiemployer Plan pursuant to Section 4204 of ERISA.

“Required Banks” means, as at any time any determination thereof is to be made, the Banks holding more than 50% of the Total Commitment or, if no Commitments are in effect, more than 50% of the Total Outstanding Amount.

“Restricted Subsidiary” means each Subsidiary (or a group of Subsidiaries that would constitute a Restricted Subsidiary if consolidated and which are engaged in the same or related lines of business) of the Company now existing or hereafter acquired or formed by the Company which (x) for the most recent fiscal year of the Company, accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries, or (y) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Company and its Subsidiaries.  For purposes of this definition, the proviso to the definition of Subsidiary shall not be applicable.

“Securities Act” means the Securities Act of 1933, as from time to time amended, and any successor statutes.

“Subsidiary” means, in respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided, however, that no Finance Company or any Subsidiary of any Finance Company shall be treated as a Subsidiary of the Company.

“Syndicated Loan” means a Loan which is made as part of a Borrowing, is made collectively by the Banks based on each Bank’s pro rata Share of such Loan, is made as either a Base Rate Loan or a Eurodollar Rate Loan and is requested pursuant to a Notice of Syndicated Borrowing.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Termination Date” means September 30, 2008, or if any such day is not a Business Day, the next preceding Business Day.

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“Termination Event” means (i) a Reportable Event with respect to any Pension Plan, or (ii) the withdrawal of the Company or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan (including any such notice with respect to a Pension Plan amendment referred to in Section 4041(e) of ERISA),  or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC, or (v) any other event or condition which, to the best knowledge of the Company, would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“Textron Affiliate,” as applied to the Company, means any Person or Persons directly or indirectly controlling the Company.  For purposes of this definition, controlling, as applied to the Company, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities or by contract or otherwise.  Neither any Bank nor any parent of any Bank nor any Subsidiary of any such Bank or parent shall be treated as a Textron Affiliate.

“Textron Affiliate Amount” means, as at any date of determination, the then aggregate outstanding amount of all loans and/or advances to any Textron Affiliate from the Company or any Subsidiary of the Company (without giving effect to the proviso to the definition of Subsidiary).

“Textron Manufacturing” means the Company and any Subsidiary of the Company that is not a Finance Company.

“Total Commitment” means, as at any date of determination, the aggregate Commitments of all Banks then in effect (as such Commitments may be reduced from time to time pursuant to Section 2.08(a) hereof).  The original amount of the Total Commitment is $750,000,000.

“Total Outstanding Amount” means, at any time, the aggregate outstanding principal amount of the Loans (including both Syndicated Loans and Competitive Bid Loans), determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans.

“Type” means, in respect of any Syndicated Loan, any type of Syndicated Loan, i.e., either a Base Rate Loan or a Eurodollar Rate Loan.

“U.S. LIBOR” means, with respect to any Interest Rate Determination Date for any Loans, an interest rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as of 11:00 A.M. (London time) on such Interest Rate Determination

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Date for Dollar deposits comparable in amount to the aggregate principal amount of such Dollar denominated Loans and having a tenor equal to the duration of the applicable Interest Period.

“U.S. Subsidiary” means any Subsidiary of the Company that is organized under the laws of any state of the United States of America or the District of Columbia.

“Utilization” means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the Total Outstanding Amount at such date (after giving effect to any borrowing or payment on such date) and (ii) the denominator of which is the Total Commitment at such date (after giving effect to any reduction on such date).  If for any reason any Loans remain outstanding after termination of the Commitments, Utilization shall be deemed to be 100%.

Section 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Banks wish to amend Article 6 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks; provided further that the implementation of Statement of Financial Accounting Standards No. 142 shall not be deemed a change in GAAP for purposes of the preceding proviso.

ARTICLE 2
AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

Section 2.01.  Commitments.

(a)  Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company herein set forth, each Bank hereby severally agrees to lend to the Company from time to time during the period from and including the Effective Date to but not including the Termination Date its pro rata Share of the Total Commitment.  Each Bank’s Commitment and the Total Commitment shall expire in full on the Termination Date.

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Amounts borrowed under this Section 2.01(a) may, subject to the limitations set forth in this Agreement, be repaid and, up to but excluding the Termination Date, be reborrowed.  The Syndicated Loans and all other amounts owed hereunder with respect to the Syndicated Loans shall be paid in full no later than the Termination Date.

Borrowings on any Funding Date with respect to a Syndicated Loan under this Section 2.01(a) shall be in Dollars in an aggregate minimum amount of $10,000,000 and integral multiples, of $1,000,000 in excess of that amount or, if less, the unutilized amount of the Total Commitment.  Notwithstanding the foregoing, no Syndicated Loan may be borrowed if the Total Outstanding Amount, after giving effect to the Loan so requested and all other Loans then requested which have not yet been funded, shall exceed the Total Commitment then in effect.

(b)  Notice of Syndicated Borrowing.  Subject to Section 2.01(a), whenever the Company desires to borrow under this Section 2.01, it shall deliver to the Administrative Agent a Notice of Syndicated Borrowing (which may be telephonic, confirmed promptly in writing) no later than 10:30 A.M. (New York City time) (x) in the case of a Base Rate Loan, on the proposed Funding Date, and (y) in the case of a Eurodollar Rate Loan, three Business Days in advance of the proposed Funding Date.  The Notice of Syndicated Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Loans, (iii) whether such Loans are to consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof and the amounts thereof, (iv) the Account of the Company for such Loans, (v) the Interest Period(s) therefor and (vi) the aggregate principal amount of Loans outstanding, after giving effect to the proposed Loan and all other Loans then requested which have not yet been funded.

Neither the Administrative Agent nor any Bank shall incur any liability to the Company in acting upon any telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith under this Section 2.01(b) and, upon funding of Syndicated Loans by the Banks in accordance with this Agreement pursuant to any telephonic notice, the Company shall have borrowed such Loans hereunder.

Except as provided in Section 2.10(d), a Notice of Syndicated Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to make a borrowing in accordance therewith.

(c)  Disbursement of Funds.  Promptly after receipt of a Notice of Syndicated Borrowing pursuant to Section 2.01(b) (or telephonic notice in lieu thereof) with respect to a Syndicated Loan, the Administrative Agent shall notify each Bank of the proposed borrowing.  Each Bank shall make its pro rata Share

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of the amount of such Loans available to the Administrative Agent by causing funds in such amount to be credited to the Account of the Administrative Agent in same day funds not later than 12:00 Noon (New York City time) on the Funding Date.  Such Loans of a Bank shall be equal to such Bank’s pro rata Share of the aggregate amount of all such Loans requested by the Company pursuant to the applicable Notice of Syndicated Borrowing.  Upon satisfaction or waiver of the conditions precedent specified in Section 3.01 (in the case of the Initial Loans) and Section 3.02 (in the case of all Loans) the Administrative Agent shall make the proceeds of such Loans available to the Company by causing an amount of funds equal to the proceeds of all the Loans received by the Administrative Agent to be credited to the Account of such Company in same day funds.

Unless the Administrative Agent shall have been notified by any Bank (which notice may be telephonic, confirmed promptly in writing) prior to any Funding Date in respect of any Syndicated Loan that such Bank does not intend to make available to the Administrative Agent such pro rata Share of such Loan on such Funding Date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the Company a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on prompt demand from such Bank together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Company and the Company shall immediately pay such corresponding amount to the Administrative Agent.  Nothing in this Section 2.01(c) shall be deemed to relieve any Bank from its obligation to fulfill its Commitment hereunder or to prejudice any rights which the Company may have against any Bank as a result of any default by such Bank hereunder.

Section 2.02.  Competitive Bid Loans.  (a)  Subject to and upon the terms and conditions herein set forth, each Bank severally agrees that the Company may incur a Competitive Bid Loan pursuant to a Notice of Competitive Bid Borrowing from time to time on and after the Effective Date and prior to the date which is the Business Day preceding the date which is 30 days prior to the Termination Date, provided that the Total Outstanding Amount, after giving effect to the Loan so requested and all other Loans then requested which have not yet been funded, will not exceed the Total Commitment then in effect.  Within the foregoing limits and subject to the conditions set forth in this Agreement, Competitive Bid Loans may be repaid and reborrowed in accordance with the provisions hereof.  Competitive Bid Loans made on any Funding Date shall be in Dollars in an aggregate

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minimum amount of $10,000,000 and in integral multiples of $1,000,000 in excess of such amount.

(b)  Whenever the Company desires to incur a Competitive Bid Loan, it shall deliver to the Administrative Agent and each Bank a Notice of Competitive Bid Borrowing, such notice to specify in each case (A)  the date of the proposed Competitive Bid Loan(s),  (B) the aggregate amount of the proposed Competitive Bid Loan(s), (C) the maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Loans (each of which maturity dates may not be later than the Business Day prior to the Termination Date), (D) the Account of the Company for such Loan(s), (E)  the interest payment date or dates relating thereto, (F) whether the Competitive Bid Loan(s) are to be Competitive Bid Absolute Rate Loans or Competitive Bid LIBOR Loans, (G) the aggregate principal amount of Loans outstanding after giving effect to the proposed Competitive Bid Loan(s) and all other Loans then requested which have not yet been funded and (H) any other terms to be applicable to such Competitive Bid Loan(s).  A Notice of Competitive Bid Borrowing must be received no later than 11:00 A.M. (New York City time) on (i) the fifth Business Day prior to the date of the Borrowing proposed therein, in the case of a LIBOR Auction or (ii) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction. No Notice of Competitive Bid Borrowing shall be given earlier than three Business Days subsequent to the making of the last Competitive Bid Loan.

(c)  Each Bank shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the Company as part of such proposed Competitive Bid Loan(s) by notifying the Company, not later than (i) 2:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction and (ii) 10:00 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (each such date being hereinafter referred to as a “Reply Date”), of (i) the minimum amount and maximum amount of each Competitive Bid Loan which such Bank would be willing to make as part of such proposed Competitive Bid Loan(s) (which amounts may, subject to the provisions of Section 2.01(a), exceed such Bank’s Commitment); provided that the minimum amount of any Bank’s bid shall be at least $5,000,000 (or, in the case of a Competitive Bid Loan denominated in an Alternative Currency, the Currency Equivalent thereof in such Alternative Currency), (ii) in the case of a LIBOR Auction, the margin above or below the applicable Eurodollar Rate (the “Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate and (iii) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Absolute Rate”) offered for each such Competitive Bid Loan.  If any Bank shall not notify the Company, before 2:00 P.M. or 10:00 a.m. (New York City time), as the case may be, on the

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Reply Date of its offer of a Competitive Bid Loan, such Bank shall be deemed not to be making an offer with respect to such Competitive Bid Loan.

(d)  The Company shall, in turn, before 11:00 A.M. (New York City time) on (i) the third Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (ii) the Reply Date, in the case of an Absolute Rate Auction either

(A)  cancel such Competitive Bid Loan by giving the Administrative Agent and each Bank notice to that effect (whereupon such Competitive Bid Loan will not be made), or

(B)  accept one or more of the offers made by any Bank or Banks pursuant to Section 2.02(c), in its sole discretion, by giving notice to the Administrative Agent and such Bank of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by such Bank or Banks for such Competitive Bid Loan pursuant to Section 2.02(c)) to be made by such Bank as part of such Competitive Bid Loan, and reject any remaining offers made by Banks pursuant to Section 2.02(c) above by giving the Administrative Agent and such Bank notice to that effect.

(e)  On the Funding Date of each Competitive Bid Loan, each Bank required to participate therein will make available its share of such Competitive Bid Loan (as specified in Section 2.02(d)) by causing funds in such amount to be credited to the Account of the Company in same day funds not later than 12:00 Noon (New York City time).

(f)  Each Competitive Bid Loan shall be payable on the maturity date specified in the Notice of Competitive Bid Borrowing relating to such Competitive Bid Loan.

Section 2.03  Notices of Conversion/Continuation.  (a) Subject to the provisions of Section 2.10 hereof, the Company shall have the option (i) to convert at any time all or any part of its outstanding Base Rate Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount, to Eurodollar Rate Loans and (ii) upon the expiration of any Interest Period applicable to outstanding Eurodollar Rate Loans, to continue all or any portion of such Eurodollar Rate Loans in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount as Eurodollar Rate Loans.  The succeeding Interest Period(s) of such converted or continued Eurodollar Rate Loan shall commence on the date of conversion in the case of clause (i) above and on the last day of the Interest Period of the Eurodollar Rate Loans to be continued in the case of clause (ii) above.

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The Company shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed conversion/continuation date.  A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Syndicated Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation and (iv) the requested Interest Period.

Except as provided in Section 2.10(d) hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan shall be irrevocable on or after the related Interest Rate Determination Date, and the Company shall be bound to convert or continue in accordance therewith.

(b)  Unless the Company shall have given the Administrative Agent (x) a timely Notice of Conversion/Continuation in accordance with the provisions of Section 2.03(a) hereof with respect to Eurodollar Rate Loans outstanding or (y) written notice of the Company’s intent to prepay Eurodollar Rate Loans, furnished not later than 11:00 A.M. (New York City time) on the fourth Business Day prior to the last day of the Interest Period with respect to such Eurodollar Rate Loans, the Company shall be deemed to have requested that such Eurodollar Rate Loans be continued for an additional Interest Period of one month.

Section 2.04.  Registry.  (a)  The Administrative Agent shall maintain a register (the “Register”) on which it will record the Commitment of each Bank, each Loan made by such Bank, and each repayment of any Loan made by such Bank.  Any such recordation by the Administrative Agent on the Register shall constitute prima facie evidence thereof, absent manifest error.  Each Bank shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment and Loans.  Failure to make any such recordation, or any error in such recordation, shall not affect the Company’s obligations hereunder.

(b)  The Company hereby agrees that, upon the request of the Administrative Agent if so instructed by any Bank at any time, such Bank’s Loans shall be evidenced by a promissory note substantially in the form of Exhibit A hereto (a “Note”).  The Note issued to each Bank pursuant to this Section 2.04(b) shall (i) be payable to the order of such Bank, (ii) be payable in the principal amount of the outstanding Loans evidenced thereby, (iii) provide that all Loans then outstanding shall be repaid on the date as provided herein, (iv) bear interest as provided in the appropriate clause of Section 2.06 hereof, (v) be entitled to the benefits of this Agreement, and (vi) have attached thereto a schedule (a “Loans and Principal Payments Schedule”) substantially in the form of the Schedule to Exhibit A hereto.  At the time of the making of each Loan or principal payment in respect thereof, each Bank may, and is hereby authorized to, make a notation on the Loans and Principal Payments Schedule of the date and the amount of such Loan or payment, as the case may be.  Notwithstanding the foregoing, the failure to make a notation with respect to the making of any Loan, shall not limit or

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otherwise affect the obligation of the Company hereunder or under the applicable Note with respect to such Loan and payments of principal by the Company shall not be affected by the failure to make a notation thereof on the appropriate Loans and Principal Payments Schedule.

Section 2.05.  Pro Rata Borrowings.  The Syndicated Loans comprising each Borrowing under this Agreement shall be made by the Banks simultaneously and each Bank’s Syndicated Loan shall be equal to such Bank’s pro rata Share of such Borrowing.  It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make a Loan hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder subject to the terms hereof, regardless of the failure of any other Bank to fulfill its commitment to make Loans hereunder.  If, as a result of an error in the determination of any Bank’s pro rata Share of a Borrowing with respect to a Syndicated Loan, a Bank makes a Syndicated Loan in excess of its pro rata Share (an “Erroneous Loan”) the Company shall, upon the request of the Administrative Agent, repay a portion of such Syndicated Loan equal to such excess or, within two days of receiving written notice of such error, correct such error by effecting a Borrowing of Syndicated Loans having a comparable maturity to the then remaining maturity of the Erroneous Loan (a “Correcting Loan”) and allocating the Correcting Loan among the Banks such that, after such allocation, the sum of the principal amounts of the Erroneous Loan and the Correcting Loan held by each Bank shall represent such Bank’s pro rata Share of the sum of the aggregate principal amounts of the Erroneous Loans and the Correcting Loans held by all Banks; provided, however, that the Company may not incur Correcting Loans if, after giving effect to such Correcting Loans, the outstanding Syndicated Loans of any Bank shall exceed such Bank’s Commitment or if the aggregate principal amount of all Loans outstanding would exceed the Total Commitment then in effect.  Borrowings of Correcting Loans shall be subject to all of the terms and conditions of Borrowings hereunder.

Section 2.06.  Interest.  (a) Rate of Interest on Loans.

(i)  The Company agrees to pay interest in respect of the unpaid principal amount of each Syndicated Loan made to it from and including the date made to but not including the date repaid.

(A)  Each Eurodollar Rate Loan shall bear interest on the unpaid principal amount thereof for the applicable Interest Period at an interest rate per annum equal to the sum of the Eurodollar Margin plus the applicable Eurodollar Rate.

(B)  Each Base Rate Loan shall bear interest on the unpaid principal thereof at an interest rate per annum equal to the applicable Base Rate.

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(ii)  The Company agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid Loan made to it from and including the date made to but not including the date repaid.

(A)  Each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus (or minus) the Bid Margin quoted by the Bank making such Loan in accordance with Section 2.02(b).

(B)  Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.02(b).

The Administrative Agent shall determine each interest rate applicable to the Loans hereunder in accordance with Section 2.10(a).  The Administrative Agent shall give prompt notice to the Company and Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(b)  Interest Periods.  In connection with each Eurodollar Rate Loan and Competitive Bid Loan, the Company shall elect an interest period (each an “Interest Period”) to be applicable to such Eurodollar Rate Loan or Competitive Bid Loan, as the case may be.  The Interest Period (i) with respect to each Eurodollar Rate Loan shall be either a one, two, three or six month period, (ii) with respect to each Competitive Bid LIBOR Loan shall be a whole number of months as specified by the Company in the Notice of Competitive Bid Borrowing and (iii) with respect to each Competitive Bid Absolute Rate Loan shall be such number of days (but not less than seven days) as specified by the Company in the Notice of Competitive Bid Borrowing; provided that:

(A)  the Interest Period for each Eurodollar Rate Loan and Competitive Bid Loan shall commence on the date of such Loan;

(B)  if an Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(C)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically

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    corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of such ending calendar month;

(D)  no Interest Period shall extend beyond the Termination Date; and

(E)  there shall be no more than five Interest Periods outstanding at any time.

(c)  Interest Payments.  Interest shall be payable on each (i) Syndicated Loan in arrears on each Interest Payment Date applicable to that Loan, and (ii) Competitive Bid Loan, at such times as agreed to by the Company and the Bank making such Competitive Bid Loan (which shall be the scheduled maturity date of such Loan if less than 180 days after the making of such Loan), and in each case upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and when due and payable (whether at maturity, by acceleration or otherwise).

(d)  Computation of Interest.  Interest on Eurodollar Rate Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues and interest on Base Rate Loans shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period during which it accrues.  Interest on a Competitive Bid Loan shall be computed on the basis set forth in the applicable Notice of Competitive Bid Borrowing.  In computing interest on any Loan, the date of the making of the Loan or, in the case of a Eurodollar Rate Loan, the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)  Post-Maturity Interest.  Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payment on the Loans not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate per annum equal to the sum of 2% plus the higher of (i) the rate of interest applicable to such Loans or (ii) the rate of interest otherwise payable under this Agreement for Base Rate Loans.

Section 2.07.  Commissions and Fee.  (a) Facility Fees.

(i)  The Company shall pay to the Administrative Agent for the account of the Banks a facility fee at the Facility Fee Rate accrued from and including the Effective Date to but not including the Termination Date on the daily average aggregate amount of the Commitments (whether used or unused).

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(ii)  Such facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.  Such facility fees shall be paid quarterly in arrears on each March 31, June 30, September 30 and December 31 and upon the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).  From the effective date of any termination or reduction of Commitments, such facility fees shall cease to accrue or be correspondingly reduced.  If the Commitments are terminated in their entirety or reduced, facility fees accrued on the total Commitments, or accrued on the aggregate amount of the reduction of the Commitments (in the case of such a reduction), shall be payable on the effective date of such termination or reduction.

(b)  Time of Payment.  The Company shall make payment of each Bank’s facility fees hereunder, not later than Noon (New York City time) on the date when due in Dollars and in immediately available funds, to the Administrative Agent at its New York Office.  Upon receipt of any amount representing facility fees paid pursuant to this Section 2.07, the Administrative Agent shall pay such amount to the Banks based upon their respective pro rata Shares.

Section 2.08.  Reductions in Commitments; Repayments and Payments.  (a) Reductions of Total Commitment.  After the Effective Date, the Company shall have the right, upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, who will promptly notify the Banks thereof, by telephone confirmed in writing, without premium or penalty, to reduce or terminate the Total Commitment, in whole at any time or in part from time to time, in minimum aggregate amounts of $10,000,000 (unless the Total Commitment at such time is less than $10,000,000, in which case, in an amount equal to the Total Commitment at such time) and, if such reduction is greater than  $10,000,000, in integral multiples of $5,000,000 in excess of such amount, provided that (a) any such reduction of the Total Commitment shall apply to the Commitment of each Bank in accordance with its pro rata Share of the aggregate of such reduction, (b) any such reduction in the Total Commitment shall be permanent and (c) after giving effect to any such reduction, the Total Commitment shall equal or exceed the Total Outstanding Amount.

(b)  Voluntary Prepayments.

(i)  Subject, in the case of any Eurodollar Rate Loan, to Section 2.10(e), the Company shall have the right to prepay any Syndicated Loan in whole at any time or in part from time to time without premium or penalty in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount or, if less, the outstanding principal amount of such Loan.  The Company shall give notice (by telex or telecopier, or by telephone (confirmed in writing promptly thereafter)) (which shall be irrevocable) to the Administrative

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Agent and each Bank of each proposed prepayment hereunder, (x) with respect to Base Rate Loans, not later than 10:30 A.M. on the Business Day preceding the day of the proposed repayment and (y) with respect to Eurodollar Rate Loans, at least four Business Days prior to the day of the proposed prepayment, and in each case shall specify the proposed prepayment date (which shall be a Business Day), the aggregate principal amount of the proposed prepayment and what Loans are to be prepaid.

(ii)  The Company may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(c)  Mandatory Repayments and Commitment Reductions.

(i)  Upon consummation of any Reduction Event, the Company shall notify the Administrative Agent as promptly as practicable thereof and of the Net Proceeds in connection therewith.  The Commitments shall automatically, without further action by any party hereto, be reduced effective on the date of receipt by the Administrative Agent of such notice by an amount equal to the largest multiple of $1,000,000 that does not exceed the amount of the related Net Proceeds.  If the Total Outstanding Amount after giving effect to any such reduction exceeds the Total Commitment, the Company shall immediately prepay to the Administrative Agent the amount equal to the difference between the Total Outstanding Amount and the Total Commitment.

(ii)  The Company shall repay to the relevant Bank (which shall promptly furnish notice thereof to the Administrative Agent) the unpaid principal amount of each Competitive Bid Loan made by such Bank hereunder on the maturity date with respect thereto and shall repay to the Administrative Agent the unpaid principal amount of each Syndicated Loan on the Termination Date, in each case, together with all accrued and unpaid interest thereon.  Upon obtaining knowledge of an Event of Default, a Potential Event of Default, or any other default with respect to a Competitive Bid Loan, the Bank which made such Competitive Bid Loan shall notify the Administrative Agent thereof.

(d)  Interest on Principal Amounts Prepaid.  All prepayments under this Section 2.08 shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and any other amounts payable pursuant to Section 2.10(e) of this Agreement.

(e)  Method and Place of Payment. Except as otherwise specifically provided herein, all payments to be made by the Company on account of principal and interest on each Loan shall be made without setoff or counterclaim by causing funds in an amount equal to each such payment  to be credited to the Account of the Administrative Agent, in the case of a Syndicated Loan for the ratable account

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of each Bank, and to the Account of the relevant Bank, in the case of a Competitive Bid Loan, in each case not later than 12:00 Noon (local time in the city in which the relevant Account is located) on the date when due and shall be made in Dollars in same day funds.  Whenever any payment with respect to any Loan shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided, however, that with respect to Eurodollar Rate Loans and Competitive Bid LIBOR Loans, if the next succeeding Business Day falls in another calendar month, such payments shall be made on the next preceding Business Day.  The Administrative Agent shall remit to each Bank its pro rata Share of all such payments received in collected funds by the Administrative Agent for the account of such Bank in respect of which such payment is made.  Such payments shall be made to the Account of each Bank.  Upon receipt of any principal payment with respect to a Competitive Bid Loan, the receiving Bank shall promptly (and in any event within one Business Day thereof) notify the Administrative Agent with respect thereto.

(f)  Net Payments.

(i)  All payments by the Company under this Agreement shall be made without setoff or counterclaim and (unless, in the case of Competitive Bid Loans only, otherwise agreed to between the Company and the Bank making any such Competitive Bid Loan), in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any Governmental Authority, other than any tax on or measured by the net income of a Bank pursuant to the income tax laws of the United States or of the jurisdictions where such Bank’s principal or Applicable Lending Office is located (collectively, “Taxes”)) shall not be less than the amounts otherwise specified to be paid under this Agreement.  If the Company is required by law to make any deduction or withholding from any payment due hereunder, then the amount payable will be increased to such amount which, after deduction from such increased amount of all amounts required to be deducted or withheld therefrom, will not be less than the amount otherwise due and payable.  Without prejudice to the foregoing, if any Bank or the Administrative Agent is required to make any payment on account of Taxes, the Company will, upon notification by the Bank or the Administrative Agent promptly indemnify such person against such Taxes, together with any interest, penalties and expenses payable or incurred in connection therewith.  The Company shall also reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the United States of America, any State or political subdivision thereof, or the jurisdiction in which the principal office or lending office

23

of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction as such Bank shall determine are payable by such Bank in respect of Taxes paid to or on behalf of such Bank pursuant to Article 2.  For purposes of this Section, the term “Taxes” includes interest, penalties and expenses payable or incurred in connection therewith.  A certificate as to any additional amounts payable to a Bank under this Section 2.08(f) submitted to the Company by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto.  With respect to each deduction or withholding for or on account of any Taxes, the Company shall promptly furnish to each Bank such certificates, receipts and other documents as may be required (in the judgment of such Bank) to establish any tax credit to which such Bank may be entitled.

(ii)  Each Bank shall supply to the Company, within a reasonable period after the date of execution of this Agreement, executed copies of Internal Revenue Service Form W-8ECI or W-8BEN (which indicates that the respective Bank is entitled to receive interest exempt from United States withholding tax) or any successor Forms, and shall update such Forms as necessary in order to retain their effectiveness, to the extent each such Bank is legally entitled to execute and deliver either of such Forms.

(iii)  With respect to any Taxes which are paid by the Company in accordance with the provisions of this Section 2.08(f), each Bank receiving the benefits of such payments of Taxes hereby agrees to pay to the Company any amounts refunded to such Bank which such Bank determines in its sole discretion to be a refund in respect of such Taxes.

(g)  Order of Payment.  Subject to the last sentence of this Section 2.08(g), all payments made by the Company to the Administrative Agent (other than payments to the Administrative Agent in its capacity as a Bank which has made Competitive Bid Loans and or in connection with any fee or indemnification payments not specifically designated under the terms of this Agreement as being for the benefit of the Banks) shall be applied by the Administrative Agent, on behalf of each Bank based on its pro rata Share, (i)  first, to the payment of expenses referred to in Section 10.02 hereof, (ii) second, to the payment of the fees referred to in Section 2.07 hereof, (iii) third, to the payment of accrued and unpaid interest on such Bank’s Base Rate Loans until all such accrued interest has been paid, (iv) fourth, to the payment of accrued and unpaid interest on such Bank’s Eurodollar Rate Loans until all such accrued interest has been paid, (v) fifth, to the payment of the unpaid principal amount of such Bank’s Base Rate Loans, and (vi) sixth, to the payment of the unpaid principal amount of such Bank’s Eurodollar Rate Loans.  Notwithstanding the foregoing, upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default, all payments made by the Company with respect to Loans shall be made to the Administrative Agent and after being applied in

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 accordance with clauses (i) and (ii) of this Section 2.08(g), shall be paid to the Banks pro rata based upon the aggregate principal amount of Loans outstanding made by each Bank, and the payments allocable to Syndicated Loans shall then be applied in accordance with clauses (iii), (iv) and (v) of this Section 2.08(g).

Section 2.09.  Use of Proceeds.  The proceeds of the Loans made by the Banks to the Company may be used for acquisitions, repurchases of capital stock of the Company, the funding of dividends payable to shareholders of the Company and for general corporate purposes of the Company.

Section 2.10.  Special Provisions Governing Eurodollar Rate Loans and/or Competitive Bid Loans.  Notwithstanding any other provisions of this Agreement, the following provisions shall govern with respect  to Eurodollar Rate Loans and Competitive Bid Loans as to the matters covered, unless, in the case of Competitive Bid Loans, otherwise agreed to between the Company and the Bank making any such Competitive Bid Loan:

(a)  Determination of Interest Rate.  As soon as practicable after 10:00 A.M. (New York City time) on an Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate which shall apply to the Eurodollar Rate Loans and the Competitive Bid LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and to each Bank.

(b)  Substituted Rate of Borrowing. In the event that on any Interest Rate Determination Date any Bank (including the Administrative Agent) shall have determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i) and (ii)(b), shall be made only after consultation with the Company and the Administrative Agent) that:

(i)  by reason of any changes arising after the date of this Agreement affecting the Eurodollar market or affecting the position of that Bank in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the Eurodollar Rate with respect to the Eurodollar Rate Loans or Competitive Bid LIBOR Loans as to which an interest rate determination is then being made; or

(ii)  by reason of (a) any change (including any changes proposed or published prior to the date hereof) after the date hereof in any applicable law or any governmental rule, regulation or

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order (or any interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation or order (including any thereof proposed or published, prior to the date hereof)) or (b) other circumstances affecting that Bank or the Eurodollar market or the position of that Bank in such market (such as, for example, but not limited to, official reserve requirements required by Regulation D to the extent not compensated pursuant to Section 2.12), the Eurodollar Rate shall not represent the effective pricing to that Bank for deposits in the applicable currency of comparable amounts for the relevant period;

then, and in any such event, that Bank shall be an Affected Bank and it shall promptly (and in any event as soon as possible after being notified of a Borrowing) give notice (by telephone confirmed in writing) to the Company and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each other Bank) of such determination.  Thereafter, the Company shall pay to the Affected Bank with respect to such Eurodollar Rate Loans or Competitive Bid LIBOR Loans, upon written demand therefor, but only if such demand is made within 30 days of the end of the Interest Period for such Interest Rate Determination Date, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Affected Bank in its sole discretion shall reasonably determine) as shall be required to cause the Affected Bank to receive interest with respect to such Affected Bank’s Eurodollar Rate Loans or Competitive Bid LIBOR Loans for the Interest Period following that Interest Rate Determination Date (such Interest Period being an “Affected Interest Period”) at a rate per annum equal to the Eurodollar Margin or Bid Margin  in excess of the effective pricing to the Affected Bank for deposits in the applicable currency to make or maintain Eurodollar Rate Loans or Competitive Bid LIBOR Loans, as the case may be.  A certificate as to additional amounts owed the Affected Bank, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the Company and the Administrative Agent by the Affected Bank shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)  Required Termination and Prepayment.  In the event that on any date any Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurodollar Rate Loans (i) has become unlawful by, or would be inconsistent with, compliance by that Bank in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), or (ii) has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the Eurodollar market for such currency, then, and in any such event, that Bank shall be an Affected Bank and it shall promptly give notice (by telephone confirmed in writing) to the Company and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Bank) of that determination.  Subject to the prior withdrawal of a Notice of Syndicated Borrowing or prepayment of the Eurodollar Rate Loans of

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the Affected Bank as contemplated by the following Section 2.10(d) hereof, the obligation of the Affected Bank to make Eurodollar Rate Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and the Company shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this Section 2.10(c) is made or earlier, when required by law, repay Eurodollar Rate Loans of the Affected Bank together with all interest accrued thereon.

(d)  Options of the Company.  In lieu of paying an Affected Bank such additional moneys as are required by Section 2.10(b), 2.10(i), 2.11 or 2.12 hereof or the prepayment of an Affected Bank required by Section 2.10(c), hereof but in no event in derogation of Section 2.10(e) hereof, the Company may exercise any one of the following options:

(i)  If the determination by an Affected Bank relates only to Eurodollar Rate Loans then being requested by the Company pursuant to a Notice of Syndicated Borrowing or a Notice of Conversion/Continuation, the Company may by giving notice (by telephone confirmed in writing) to the Administrative Agent (who shall promptly give similar notice to each Bank) no later than the date immediately prior to the date on which such Eurodollar Rate Loans are to be made, continued or converted withdraw as to the Affected Bank that Notice of Syndicated Borrowing or Notice of Conversion/Continuation, as the case may be; or

(ii)  If the determination by an Affected Bank relates only to Competitive Bid LIBOR Loans then being requested by the Company pursuant to a Notice of Competitive Bid Borrowing, the Company may by giving notice (by telephone confirmed in writing) to the Administrative Agent (who shall promptly give similar notice to each Bank) no later than the date immediately prior to the date on which such Competitive Bid LIBOR Loans are to be made, withdraw as to the Affected Bank that Notice of Competitive Bid Borrowing;

(iii)  Upon written notice to the Administrative Agent and each Bank, the Company may terminate the obligations of the Banks to make Loans as, and to convert Loans into, Eurodollar Rate Loans and in such event, the Company shall, prior to the time any payment pursuant to Section 2.10(c) hereof is required to be made or, if the provisions of Section 2.10(d) hereof are applicable, at the end of the then current  Interest Period, convert all of such Eurodollar Rate Loans into Base Rate Loans; or

(iv)  The Company may give notice (by telephone confirmed in writing) to the Affected Bank and the Administrative Agent (who shall promptly give similar notice to each Bank) and require the Affected Bank to make the Eurodollar Rate Loan or Competitive Bid LIBOR Loan then

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being requested (if denominated in Dollars) as a Base Rate Loan or to continue to maintain its outstanding Base Rate Loan then the subject of a Notice of Conversion/Continuation as a Base Rate Loan or to convert its Eurodollar Rate Loan then outstanding that is so affected (if denominated in Dollars) into a Base Rate Loan at the end of the then current Interest Period (or at such earlier time as prepayment is otherwise required to be made pursuant to Section 2.10(c) hereof), that notice to pertain only to the Loans of the Affected Bank and to have no effect on the obligations of the other Banks to make or maintain Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans.

(e)  Compensation.  The Company shall compensate each Bank, upon written request by that Bank (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Bank to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and Competitive Bid Loans and any loss (other than loss of margins) sustained by that Bank in connection with the re-employment of such funds), which that Bank may sustain with respect to any Eurodollar Rate Loans or Competitive Bid Loans if for any reason (other than a default or error by that Bank) (i) a borrowing of any Eurodollar Rate Loan or Competitive Bid Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or a telephonic request for borrowing, (ii) any repayment or conversion of any of such Bank’s Eurodollar Rate Loans or Competitive Bid Loans occurs on a date which is not the last day of the Interest Period applicable to that Eurodollar Rate Loan or Competitive Bid Loan (if applicable), (iii) any repayment of any such Bank’s Eurodollar Rate Loans or Competitive Bid Loans is not made on any date specified in a notice of repayment given by the Company, or (iv) as a consequence of any other failure by the Company to repay such Bank’s Eurodollar  Rate Loans or Competitive Bid Loans when required by the terms of this Agreement.

(f)  Quotation of Eurodollar Rate.  Anything herein to the contrary notwithstanding, if on any Interest Rate Determination Date no Eurodollar Rate is available by reason of the failure or inability of all Reference Banks to provide offered quotations to the Administrative Agent in accordance with the definition of “Eurodollar Rate”, the Administrative Agent shall give the Company and each Bank prompt notice thereof and the Syndicated Loans requested shall be made as Base Rate Loans.

(g)  Affected Bank’s Obligation to Mitigate.  Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be an Affected Bank under Section 2.10(b) or 2.10(c) hereof, it will, to the extent not inconsistent with such Bank’s internal policies, use reasonable efforts to make, fund or maintain the affected Loans of such Bank through another Applicable Lending Office if as a result thereof the additional moneys which would otherwise be required to be paid

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in respect of such Loans pursuant to Section 2.10(b) hereof would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to Section 2.10(c) hereof would cease to exist and if, as determined by such Bank, in its sole discretion, the making, funding or maintaining of such Loans through such other Applicable Lending Office would not otherwise materially adversely affect such Loans or such Bank.  The Company hereby agrees to pay all reasonable expenses incurred by any Bank in utilizing another Applicable Lending Office pursuant to this Section 2.08(g).

(h)  Booking of Loans.  Each Loan shall be booked by the Bank making such Loan at, to, or for the account of, its Applicable Lending Office for such Loan.

(i)  Increased Costs.  Except as provided in Section 2.10(b), if, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation (whether or not proposed or published  prior to the date hereof), or (y) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

(i)  any Bank (or its Applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Rate Loans or Competitive Bid Loans or its obligation to make Eurodollar Rate Loans or Competitive Bid Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Rate Loans or Competitive Bid Loans or its obligation to make Eurodollar Rate Loans or Competitive Bid Loans (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Applicable Lending Office is located); or

(ii)  any reserve (including, without limitation, any imposed by the Board), special deposit or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Bank’s Applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Rate Loans or Competitive Bid Loans or its obligation to make Eurodollar Rate Loans or Competitive Bid Loans shall be imposed on any Bank or its Applicable Lending Office or the interbank Eurodollar market;

and as a result thereof there shall be any increase in the cost to that Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or Competitive Bid Loans (except to the extent such Bank is entitled to compensation therefor during the relevant Interest Period pursuant to Section 2.12), or there shall be a reduction in the amount received or receivable by that

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Bank or its Applicable Lending Office, then the Company shall from time to time, upon written notice from and demand by that Bank (which shall be promptly furnished upon the Bank’s being made subject thereto) (with a copy of such notice and demand to the Administrative Agent), pay to the Administrative Agent for the account of that Bank, within five Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify that Bank against such increased cost.  A certificate as to the basis for and calculation of the amount of such increased cost, submitted to the Company and the Administrative Agent by that Bank, shall, absent manifest error, be final, conclusive and binding for all purposes.

(j)  Assumption Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Bank under this Section 2.10 in respect of a Eurodollar Rate Loan shall be made as though that Bank had actually funded its Eurodollar Rate Loan through the purchase of a Eurodollar deposit, bearing interest at the Eurodollar Rate applicable to such Eurodollar Rate Loan in an amount equal to the amount of the Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit, from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculations of amounts payable under this Section 2.10.

(k)  Eurodollar Rate Loans and Competitive Bid Loans After Default.  Unless the Required Banks shall otherwise agree, after the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, the Company may not elect to have a Eurodollar Rate Loan or Competitive Bid Loan be made or have any Eurodollar Rate Loan continued or have any Base Rate Loan converted into a Eurodollar Rate Loan.

(l)  Eurodollar Rate Taxes.  The Company agrees that:

(i)  Promptly upon notice from any Bank to the Company, the Company will pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of any Eurodollar Rate Loans or Competitive Bid LIBOR Loans solely as a result of the interest rate being determined by reference to the Eurodollar Rate, as the case may be, and/or the provisions of this Agreement relating to the Eurodollar Rate and/or the recording, registration, notarization or other formalization of any thereof  (all such taxes, levies, costs and charges being herein collectively called “Eurodollar Rate Taxes”); provided that Eurodollar Rate Taxes shall not include taxes imposed on or measured by the overall net income of that Bank by the country under the laws of which such Bank is organized or any political subdivision or taxing authority thereof or therein, or taxes imposed on or measured by the

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overall income of any branch or subsidiary of that Bank (whether gross or net income) by any jurisdiction or subdivision thereof in which that branch or subsidiary is doing business.  The Company shall also pay such additional amounts equal to increases in taxes payable by that Bank which increases are attributable to payments made by the Company described in the immediately preceding sentence or this sentence.  Promptly after the date on which payment of any such Eurodollar Rate Tax is due pursuant to applicable law, the Company will, at the request of that Bank, furnish to that Bank evidence, in form and substance satisfactory to that Bank, that the Company has met its obligation under this Section 2.10(l); and

(ii)  The Company will indemnify each Bank against, and reimburse each Bank on demand for, any Eurodollar Rate Taxes payable under clause (i) above, as the case may be, as determined by that Bank in its good faith discretion.  That Bank shall provide the Company with appropriate receipts for any payments or reimbursements made by the Company pursuant to this clause (ii).

Section 2.11.  Capital Requirements.  If while any portion of the Total Commitment is in effect or any Loans are outstanding, any Bank determines that the adoption of any law, treaty, rule, regulation, guideline or order regarding capital adequacy or capital maintenance or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank, with any request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any such Governmental Authority, central bank or comparable  agency, has or would have the effect of increasing the amount of capital required to be maintained by such Bank (including, without limitation, with respect to any Bank’s Commitment or Competitive Bid Loans outstanding), then the Company shall from time to time, within 15 days of written notice and demand from such Bank (with a copy to the Administrative Agent), pay to the Administrative Agent, for the account of such Bank, additional amounts sufficient to compensate such Bank for the cost of such additional required capital.  A certificate showing in reasonable detail the computations made in arriving at such cost, submitted to the Company and the Administrative Agent by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes.

Section 2.12.  Regulation D Compensation.  If and so long as a reserve requirement of the type described in the definition of “Eurodollar Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Bank subject to such requirement may require the Company to pay, contemporaneously with each payment of interest on each of such Bank’s Eurodollar Loans additional interest on such Eurodollar Loan at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar

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Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after such Bank gives such notice and (y) shall notify the Company at least five Business Days before each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section.

ARTICLE 3
CONDITIONS TO LOANS

Section 3.01.  Conditions to Initial Loans.  The obligation of each Bank to make the Initial Loans is, in addition to the conditions precedent specified in Section 3.02, subject to satisfaction of each of the following conditions:

(a)  On or before the Effective Date, the Company shall have delivered to the Banks (or to the Administrative Agent with sufficient copies, originally executed where appropriate, for each Bank) each, unless otherwise noted, dated the Effective Date:

(i)  Certified copies of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to the Effective Date;

(ii)  Copies of its Bylaws, certified as of the Effective Date by its corporate secretary or an assistant secretary;

(iii)  Resolutions of its Board of Directors, directly or indirectly, approving and authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by the Company in connection herewith and, directly or indirectly, approving and authorizing the incurrence of the Loans, each certified as of the Effective Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv)  Signature and incumbency certificates with respect to the Persons executing this Agreement;

(v)  Executed copies of this Agreement; and

(vi)  Such other documents as the Administrative Agent may reasonably request.

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(b)  The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Nancy K. Cassidy, Esq., Senior Associate General Counsel of the Company, dated as of the Effective Date, substantially in the form of Exhibit B annexed hereto; the Company hereby expressly instructs such counsel to prepare such opinion and deliver it to the Banks for their benefit and such opinion shall contain a statement to that effect.

(c)  The Administrative Agent shall have received an originally executed copy of the favorable written opinion of Davis Polk & Wardwell, special counsel to the Agents, dated as of the Effective Date, substantially in the form of Exhibit C annexed hereto.

(d)  A majority of the outstanding shares of United Industrial Corporation on a fully diluted basis shall have been validly tendered and not withdrawn in accordance with the terms of the Offer, and the Company shall have caused the tender of such shares to have been accepted substantially simultaneously with the funding of the Initial Loans hereunder.

The Administrative Agent shall promptly notify the Company, the Banks and the Administrative Agent of the satisfaction of the conditions set forth in this Section 3.01, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02.  Conditions to All Loans.  The obligation of each Bank to make any Loans pursuant to a Notice of Borrowing is subject to prior or concurrent satisfaction or waiver by the Required Banks in the case of Syndicated Loans, and the Bank making the relevant Loan in the case of Competitive Bid Loans, of the following further conditions precedent:

(a)  With respect to any such Loan, the Administrative Agent shall have received, before the Funding Date thereof, an originally executed Notice of Borrowing signed by any of the chief executive officer, the chief financial officer, the treasurer or any assistant treasurer of the Company (the furnishing by the Company of each such Notice of Borrowing shall be deemed to constitute a representation and warranty of the Company that each of the conditions set forth in Section 3.02(b) hereof will be satisfied on the related Funding Date;

(b)  As of the Funding Date of such Loan:

(i)  With respect to such Loan, the representations and warranties contained herein shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such

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representations and warranties are based are required or permitted under this Agreement, except that the representations and warranties set forth in Section 4.04 shall not apply, and except that the representations and warranties set forth in Section 4.05 shall not apply to Competitive Bid Loans which do not increase the aggregate principal amount of such Competitive Bid Loans then outstanding with Banks making the same;

(ii)  No event shall have occurred and be continuing or would result from the consummation of the Loans on such Funding Date and the use of the proceeds thereof which would constitute (a) an Event of Default or (b) a Potential Event of Default;

(iii)  The Company shall have performed in all material respects all agreements and satisfied in all material respects all conditions which this Agreement provides shall be performed by it on or before such Funding Date;

(iv)  No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain that Bank from making that Loan; and

(v)  The making of the Loans requested on such Funding Date shall not violate Regulation T, Regulation U or Regulation X of the Board or any other regulation of the Board or the Exchange Act.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

     In order to induce the Banks to enter into this Agreement and to make the Loans, the Company represents and warrants to each Bank as of the Effective Date that the following statements are true, correct and complete:

Section 4.0.1  Organization, Powers and Good Standing.  (a) Organization and Powers.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Company has all requisite corporate power and authority (i) to own and operate its properties and to carry on its business as now conducted and proposed to be conducted, except where the lack of corporate power and authority would not have a Material Adverse Effect and (ii) to enter into this Agreement and to carry out the transactions contemplated hereby.

(b)  Good Standing.  The Company is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in

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which the failure to be in good standing would not have a Material Adverse Effect.

Section 4.02.  Authorization of Borrowing, (a) Authorization of Borrowing.  The execution, delivery and performance of this Agreement and the borrowing of the Loans, have been duly authorized by all necessary corporate action by the Company.

(b)  No Conflict.  The execution, delivery and performance by the Company of this Agreement and any Notes and the borrowing of the Loans do not and will not (i) violate any provision of law applicable to the Company or any of its Subsidiaries, (ii) violate the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, (iii) violate any order, judgment or decree of any court or other Governmental Authority binding on the Company or any of its Subsidiaries, (iv) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries, or (v) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Company or any of its Subsidiaries or require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries other than such approvals and consents which have been or will be obtained on or before the Effective Date.

(c)  Governmental Consents.  The execution, delivery and performance by the Company of this Agreement and the issuance, delivery and performance by the Company of any Notes will not require on the part of the Company any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority other than any such registration, consent, approval, notice or other action which has been duly made, given or taken.

(d)  Binding Obligation.  This Agreement is and any Notes to be issued and each Loan when made will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.03.  Financial Condition.  The Company has delivered to the Banks, with respect to the Company and its subsidiaries, (i) the audited consolidated financial statements for the year ended December 30, 2006 as set forth in the Company’s Annual Report on Form 10-K for the fiscal year then ended and (ii) the unaudited interim financial statements for each subsequent fiscal quarter thereafter until the Closing Date as set forth in the Company’s Quarterly Report on Form 10-Q for such fiscal quarter (the “Financial Statements”).  All such Financial Statements were prepared in accordance with generally accepted accounting principles except for the preparation of footnote disclosures for the unaudited statements.  All such Financial Statements fairly

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present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated statements of income and cash flows of the Company and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year end adjustments.

Section 4.04.  No Material Adverse Change.  Since June 30, 2007, there has been no change in the business, operations, properties, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries, which has been, either in any case or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 4.05.  Litigation.  Except as disclosed in (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, (ii) each subsequent quarterly report on Form 10-Q thereafter until the Closing Date and (iii) the Financial Statements delivered to the Banks pursuant to Section 4.03 hereof, there is no action, suit, proceeding, governmental investigation (including, without limitation, any of the foregoing relating to laws, rules and regulations relating to the protection of the environment, health and safety) of which the Company has knowledge or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, domestic or foreign, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which is probable of being successful and which would have a Material Adverse Effect.

Section 4.06.  Payment of Taxes.  Except to the extent permitted by Section 5.03, all taxes, assessments, fees and other governmental charges upon the Company and each of its Subsidiaries and upon their respective properties, assets, income and franchises which are material to the Company and its Subsidiaries, taken as a whole, and were due and payable, have been paid.

Section 4.07.   Governmental Regulation.  (a) Neither the Company nor any of its Subsidiaries is subject to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by this Agreement.

(b)  Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.08.  Securities Activities.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

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Section 4.09.  ERISA Compliance.  (a) The Company and its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Pension Plans and all Multiemployer Plans.

(b)  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, as the case may be, which has resulted or would result in any material liability to the PBGC (or any successor thereto) or to any other Person under Section 4062, 4063, or 4064 of ERISA.

(c)  Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any withdrawal liability under Part E of Title IV of ERISA to any Multiemployer Plan except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)  The sum of the amount of unfunded benefit liabilities under all Pension Plans (excluding each Pension Plan with an amount of unfunded benefit liabilities of zero or less) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e)  Neither the Company nor any of its ERISA Affiliates has incurred any accumulated funding deficiency (whether or not waived) with respect to any Pension Plan except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)  Neither the Company nor any of its ERISA Affiliates has or reasonably expects to become subject to a lien in favor of any Pension Plan under Section 302(f) of ERISA except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(g)  Neither the Company nor any of its ERISA Affiliate has or reasonably expects to become subject to a requirement to provide security to any Pension Plan under Section 307 of ERISA except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

As used in this Section 4.09, the term “amount of unfunded benefit liabilities” has the meaning specified in Section 4001(a)(18) of ERISA, and the term “accumulated funding deficiency” has the meaning specified in Section 302 of ERISA and Section 412 of the Code.

Section 4.10.  Certain Fees.  No broker’s or finder’s fee or commission will be payable by the Company with respect to the offer, issuance and sale of any Note or the borrowing of any Loan comprising a Syndicated Loan or Competitive Bid Loan or the execution, delivery and performance of this Agreement.

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ARTICLE 5
AFFIRMATIVE CONVENANTS

The Company covenants and agrees that, so long as any of the Commitments hereunder shall be in effect or there is any Total Outstanding Amount, unless Required Banks shall otherwise give prior written consent, it shall perform all covenants in this Article 5:

Section 5.01.  Financial Statements and Other Reports.  The Company will maintain, and cause each of its subsidiaries to maintain, a system of accounting established  and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles in effect from time to time.  The Company will deliver to the Banks (except to the extent otherwise expressly provided below in Section 5.01(b)(ii)):

(a)  (i) as soon as practicable and in any event within 45 days after the end of each fiscal quarter ending after the Effective Date in the Company’s fiscal year the consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such period, and the related consolidated statements of income and cash flows of the Company and its consolidated subsidiaries in each case certified by the chief financial officer or controller of the Company that they fairly present the financial condition of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows, subject to changes resulting from audit and normal year end adjustments, based on their respective normal accounting procedures applied on a consistent basis (except as noted th

 (ii)  as soon as practicable and in any event within 90 days after the end of each fiscal year the consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for such fiscal year, accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Company which report shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly the financial position of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations and changes in their cash flows for the periods indicated in conformity with generally accepted accounting principles applied on a basis consistent with prior years (except as noted in such report) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

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(b)  (i) together with each delivery of financial statements of the Company and its consolidated subsidiaries pursuant to subdivisions (a)(i) and (a)(ii) above, (A) an Officer’s Certificate of the Company stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under such signer’s supervision, a review in reasonable detail of the transactions and condition of the Company and its consolidated subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the Officers’ Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate demonstrating in reasonable detail compliance (as determined in accordance with GAAP during and at the end of such accounting periods) with the restrictions contained in Section 6.03 and, in addition, a written statement of the chief accounting officer, chief financial officer, any vice president or the treasurer or any assistant treasurer of the Company describing in reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to the Company’s compliance with Section 6.03 hereof;

(ii)  promptly upon their becoming available but only to the extent requested by a Bank, copies of all publicly available financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders or by any Subsidiary of the Company to its security holders other than the Company or another Subsidiary, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning material developments in the business of the Company and its Subsidiaries;

(iii)  promptly upon the chairman of the board, the chief executive officer, the president, the chief accounting officer, the chief financial officer, the treasurer or the general counsel of the Company obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Company or any Subsidiary of the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.02, or (c) of a material adverse change in the business, operations, properties, assets or condition

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(financial or otherwise) of the Company and its Subsidiaries, taken as a whole, an Officer’s Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto; and

(iv)  with reasonable promptness, such other information and data with respect to the Company or any of its subsidiaries as from time to time may be reasonably requested by any Bank.

Information required to be delivered pursuant to Sections 5.01(a) and 5.01(b)(ii) above shall be deemed to have been delivered on the date on which the Company provides notice to the Banks that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(b) and (ii) the Company shall deliver paper copies of the information referred to in Sections 5.01(a) and 5.01(b)(ii) to any Lender which requests such delivery.

Section 5.02.  Conduct of Business and Corporate Existence.  Except as permitted by Section 6.01, the Company will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.03.  Payment of Taxes.  The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property when due which are material to the Company and its Subsidiaries, taken as a whole, provided that no such amount need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor.

Section 5.04.  Maintenance of Properties; Insurance.  The Company will maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in its business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate material repairs and renewals thereto and replacements thereof.  The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business and the material properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types

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and in such amounts as are customarily carried under similar circumstances by such other corporations and to the extent reasonably prudent may self-insure.

Section 5.05.  Inspection.  The Company shall permit any authorized representatives designated by any Bank to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their financial and accounting records, and, to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that any confidential information so obtained by any Bank shall remain confidential except where disclosure is mandated by applicable laws or such information otherwise becomes public other than by a breach by such Bank of this Section 5.05; provided further that this Section shall not prohibit any Bank from disclosing to any Agent (or any Agent from disclosing to any Bank) any Event of Default or Potential Event of Default.

Section 5.06.  Compliance with Laws.  The Company and its Subsidiaries shall exercise all due diligence in order to comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules and regulations relating to the disposal of hazardous wastes and asbestos in the environment and ERISA), noncompliance with which would have a Material Adverse Effect.

ARTICLE 6
NEGATIVE COVENANTS

The Company covenants and agrees that, so long as any of the Commitments shall be in effect or there is any Total Outstanding Amount, unless the Required Banks shall otherwise give prior written consent, it will perform all covenants in this Article 6:

Section 6.01.  Merger.  The Company may not consolidate with, merge with or into or sell, lease or otherwise transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person unless:

(i)  the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are sold, leased or transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an agreement, executed and delivered to the Banks, in form and substance

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reasonably satisfactory to the Required Banks, all of the obligations of the Company under this Agreement and the Competitive Bid Loans;

(ii)  immediately before and immediately after giving effect to such transaction, no Event of Default and no Potential Event of Default shall have occurred and be continuing; and

(iii)  the Company shall deliver to the Banks an Officer’s Certificate (attaching the arithmetic computations to demonstrate compliance with Section 6.03) and an opinion of counsel, each stating that such consolidation, merger, sale, lease or transfer and such agreement comply with this Section 6.01 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.02.  Liens.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) (other than Margin Stock) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)  Liens in existence on the date hereof;

(ii)  Permitted Encumbrances;

(iii)  Liens on accounts receivable sold with recourse;

(iv)  Liens incurred in connection with the acquisition of equipment by the Company or any of its Subsidiaries, provided that the principal amount of the indebtedness so secured shall not exceed in any case 100% of the cost to the Company or such Subsidiary of the equipment acquired and provided, further, that each such Lien shall cover only the equipment acquired and the proceeds thereof, substitutions therefor and replacements thereof; and

(v)  Liens (other than Liens permitted by clauses (i)-(iv) above) securing obligations of the Company and its Subsidiaries (including Indebtedness) not in excess of an amount equal to 5% of the consolidated total assets of the Company and its Subsidiaries, all as determined in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries.

Nothing in this Section 6.02 shall prohibit the sale, assignment, transfer, conveyance or other disposition of any Margin Stock owned by the Company or any of its Subsidiaries at its fair value, or the creation, incurrence, assumption or existence of any Lien on or with respect to any Margin Stock.

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Section 6.03.  Financial Covenant.  The Company will not at any time permit (x) Consolidated Indebtedness of Textron Manufacturing less Net U.S. Based Cash to exceed (y) an amount equal to 65% of (i) Consolidated Capitalization less (ii) Net U.S. Based Cash.

Section 6.04.  Use of Proceeds.  Notwithstanding any provisions of this Agreement to the contrary, no portion of the proceeds of any borrowing under this Agreement shall be used by the Company in any manner which would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X of the Board or any other regulation of the Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

ARTICLE 7
EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur and be continuing:

Section 7.01.  Failure to Make Payments When Due.  Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on any Loan or any other amount due under this Agreement when due and such default shall continue for 5 days; or

Section 7.02.  Default in Other Agreements.  (i) Failure of the Company or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than Indebtedness referred to in Section 7.01) in an individual principal amount of $100,000,000 or more or items of Indebtedness with an aggregate principal amount of $100,000,000 or more beyond the end of any period prior to which the obligee thereunder is prohibited from accelerating payment thereunder or any grace period after the maturity thereof, or (ii) breach or default of the Company or any of its Subsidiaries (other than a default arising under any restrictive provision relating to any sale, pledge or other disposition of Margin Stock contained in a lending agreement to which any Bank or Affiliate thereof is a party) with respect to any other term of (y) any evidence of any Indebtedness in an individual principal amount of $100,000,000 or more or items of Indebtedness with an aggregate principal amount of $100,000,000 or more; or (z) any loan agreement, mortgage, indenture or other agreement relating thereto, if such failure, default or breach shall continue for more than the period of grace, if any, specified therein and shall not at the time of acceleration hereunder be cured or waived; or

Section 7.03.  Breach of Certain Covenants.  Failure of the Company to perform or comply with any term or condition contained in Section 5.02, 6.01, 6.03 or 6.04 of this Agreement; or

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Section 7.04 .  Breach of Warranty.  Any representation or warranty made by the Company in this Agreement or in any statement or certificate at any time given by such Person in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

Section 7.05.  Other Defaults under Agreement.  The Company shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in Section 7.01, 7.03 or 7.04 and such default shall not have been remedied or waived within 30 days after receipt of notice from the Administrative Agent or any Bank of such default; or

Section 7.06 .  Involuntary Bankruptcy; Appointment of Receiver, etc.  (a)  A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (b) an involuntary case is commenced against the Company or any of its Restricted Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or an interim receiver, trustee or other custodian of the Company or any of its Restricted Subsidiaries for all or a substantial part of the property of the Company or any of its Restricted Subsidiaries is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Company or any of its Restricted Subsidiaries, and the continuance of any such events in subpart (b) for 60 days unless dismissed, bonded or discharged; or

Section 7.07.  Voluntary Bankruptcy; Appointment of Receiver, etc.  The Company or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Company or any of its Restricted Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of the Company or any of its Restricted Subsidiaries , or the admission by the Company or any of its Restricted Subsidiaries in writing of its inability to pay its debts as such debts become due; or the Board of Directors of the Company or any Restricted Subsidiary (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or

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Section 7.08.  Judgments and Attachments.  Any money judgment, writ or warrant of attachment, or similar process involving individually or in the aggregate an amount in excess of $100,000,000 shall be entered or filed against the Company or any Restricted Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed, as the case may be, for a period of 30 days or in any event later than five days prior to the date of any proposed sale thereunder; or

Section 7.09.  Dissolution.  Any order, judgment or decree shall be entered against the Company or any of its Restricted Subsidiaries decreeing the dissolution or split up of the Company or that Restricted Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

Section 7.10.  ERISA Title IV Liabilities.  (i) The Company or any of its ERISA Affiliates shall terminate or suffer the termination of (by action of the PBGC  or any successor thereto) any Pension Plan, or shall suffer the appointment of or the institution of proceedings to appoint a trustee to administer any Pension Plan, or shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date thereof or any subsequent date the sum of the Company’s and each ERISA Affiliate’s liabilities to the PBGC or any other Person under Sections 4062, 4063 and 4064 of ERISA (calculated after giving effect to the tax consequences thereof) resulting from or otherwise associated with the above described events could reasonably be expected to result in a Material Adverse Effect; or

(ii)           The Company or any of its ERISA Affiliates shall withdraw from any Multiemployer Plan and the aggregate amount of withdrawal liability (determined pursuant to Sections 4201 et seq. of ERISA) to which the Company and its ERISA Affiliates become obligated to all Multiemployer Plans requires annual payments that could reasonably be expected to result in a Material Adverse Effect;

THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 7.06 or 7.07, the unpaid principal amount of and accrued interest on all the Loans shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the Commitments and the obligation of each Bank to make any Loans hereunder shall thereupon terminate, and (ii) upon the occurrence of any other Event of Default, the Required Banks may, by written notice to the Company, (A) terminate the Commitments and the obligation of each Bank to make any Loans hereunder shall thereupon terminate and/or (B) declare the unpaid principal amount of and accrued interest on all the Loans to be, and the same shall forthwith become, immediately due and payable.  Nevertheless, if at any time within 60 days after acceleration of the maturity of the Loans, the Company shall pay all arrears of interest and all payments on account of any principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent

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permitted by law, on overdue interest, at the rates specified in this Agreement) and all other fees and expenses then owed hereunder and all Events of Default and Potential Events of Default (other than non payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.05, then the Required Banks by written notice to the Company may (in their sole discretion) rescind and annul the acceleration and its consequences; but such action shall not affect any termination of the Commitments or any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

ARTICLE 8
THE ADMINISTRATIVE AGENT

      Section 8.01.  Appointment.  Each of the Banks hereby appoints and authorizes the Administrative Agent to act hereunder and under the other instruments and agreements referred to herein as its agent hereunder and thereunder.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article 8.  The provisions of this Article 8 are solely for the benefit of the Administrative Agent, and the Company shall not have any rights as a third party beneficiary of or any obligations under any of the provisions hereof.  In performing its functions and duties under this Agreement, each Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company.

Section 8.02.  Powers; General Immunity.  (a) Duties Specified.  Each Bank irrevocably authorizes the Administrative Agent to take such action on such Bank’s behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have only those duties and responsibilities which are expressly specified in this Agreement and each may perform such duties by or through its agents or employees.  The duties of the Administrative Agent shall be mechanical and administrative in nature; and the Administrative Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

(b)  No Responsibility for Certain Matters.  The Administrative Agent shall not be responsible to any Bank for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Loan, or for any representations, warranties, recitals or statements made herein or

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therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to any Bank or by or on behalf of the Company to the Administrative Agent or any Bank, or for the accuracy of any information relating to Competitive Bid Loans (including as to amounts outstanding at any time), or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans, or of the existence or possible existence of any Event of Default or Potential Event of Default.

(c)  Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible or liable to any Bank for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct.  If the Administrative Agent shall request instructions from any Bank with respect to any act or action (including the failure to take an action) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks.  Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company), accountants, experts and other professional advisors selected by it; and (ii) no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein or therein in accordance with the instructions of the Required Banks.  The Administrative Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein or therein unless and until it has obtained the instructions of the Required Banks.

(d)  The Administrative Agent Entitled to Act as Bank.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Bank hereunder.  With respect to its participation in the Loans, Citibank, N.A. shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Bank” or “Banks” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  Citibank, N.A. and its Affiliates may accept deposits from, lend money to and generally engage in any kind of

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banking, trust, financial advisory or other business with the Company or any Affiliate or Subsidiary of the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company or any such Affiliate or Subsidiary for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

Section 8.03.  Representations and Warranties; No Responsibility for Appraisal of Creditworthiness.  Each Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company.  The Administrative Agent shall not have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of any Bank or to provide any Bank with any credit or other information with respect thereto whether coming into its possession before the making of the Loan or any time or times thereafter, and the Administrative Agent shall have no further responsibility with respect to the accuracy of or the completeness of the information provided to the Banks.

Section 8.04.  Right to Indemnity.  Each Bank severally agrees to indemnify the Administrative Agent in accordance with its pro rata Share to the extent the Administrative Agent shall not have been reimbursed by the Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder or under the other Loan Documents or in any way relating to or arising out of this Agreement; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

Section 8.05.  Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving 30 days’ prior written notice to the Company and the Banks.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)  Upon any such notice of resignation, the Required Banks shall appoint a successor Administrative Agent who shall be satisfactory to the Company and shall be an incorporated bank or trust company with a combined surplus and undivided capital of at least $500 million.

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(c)  If a successor Administrative Agent shall not have been so appointed within said 30 day period, the resigning Administrative Agent, with the consent of the Company, shall then appoint a successor Administrative Agent who shall serve in the same capacity as the resigning Administrative Agent until such time, if any, as the Required Banks, with the consent of the Company, appoint a successor Administrative Agent as provided above.

Section 8.06.  Successor Administrative Agent.  The Administrative Agent may resign at any time as provided in Section 8.05 hereof.  Upon any such notice of resignation, the Required Banks shall have the right, upon five days’ notice to the Company and subject to Section 8.05 hereof, to appoint a successor Administrative Agent.  Upon the acceptance of any appointment by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as an Administrative Agent under this Agreement.  After the retiring Administrative Agent’s resignation hereunder as an Administrative Agent the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement.

Section 8.07.  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Joint Bookrunners, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, functions, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Bank hereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Benefit of Agreement. (a)This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Company may not assign or transfer any of its interest hereunder without the prior written consent of the Banks.

(b)  Any Bank may make, carry or transfer Loans at the time owing to it at, to or for the account of, any of its branch offices or the offices of an Affiliate of such Bank, provided that doing so shall not cause the Company to incur any additional costs hereunder at the time of such transfer.

(c)  Any Bank may assign its rights and delegate its obligations under this Agreement and further may sell participations in all or any part of any Loan or Loans made by it or its Commitment at the time owing to it or any other interest herein to another bank or other entity; provided that (i) in the case of an assignment, such Bank shall (A) give to the Company and the Administrative

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Agent prior notice thereof, and, in the case of any assignment, the Company and the Administrative Agent shall, except as set forth in the last sentence of this Section 9.01(c) and in Section 9.01(d), have consented thereto (such consent not to be unreasonably withheld) and (B) comply with Section 9.01(f) hereof and thereupon, the assignee “Purchasing Bank” shall have, to the extent of such assignment (unless otherwise provided thereby), the rights and benefits described in Section 9.01(f) hereof, and (ii) in the case of a participation, except as set forth below, (A) the participant shall not have any rights under this Agreement or any other document delivered in connection herewith (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto); provided that a participation agreement may provide that a Bank will not agree to any modification, amendment or waiver of any provision in this Agreement described in clause (i), (iii), or (iv) of Section 9.05 without the consent of the participant and (B) all amounts payable by the Company under Sections 2.10(e) and 2.10(i) hereof shall be determined as if the Bank had not sold such participation.  Except with respect to interest rate, principal amount of any Loan, fees, scheduled dates for payment of principal or interest or fees, scheduled termination of commitments and commitment amounts, a Bank will not in any such participation agreement restrict its ability to make any modification, amendment or waiver to this Agreement without the consent of the participant.  Any Bank may furnish any information concerning the Company in possession of such Bank from time to time to Affiliates of such Bank and to assignees and participants (including prospective assignees and participants), provided, however, that (i) except when such information is furnished to an Affiliate, the furnishing Bank shall give the Company prior notice of any furnishing of non public information (ii) the recipient shall agree to the terms of this Section 9.01 hereof and (iii) the furnishing of such information (and the nature, manner and extent thereof) by any Bank to its Affiliates and such assignees and participants shall be further governed by the relevant agreement, assignment or participation agreement relating to such arrangement, assignment or participation, as the case may be.  Notwithstanding anything to the contrary in the foregoing, (A) any Bank may, without the consent of the Company or the Administrative Agent, assign any of its rights and interests in Loans hereunder to (x) a federal reserve bank, (y) another Bank or (z) any Affiliate of such Bank; provided that the transferor Bank shall be deemed to hold such interests transferred to its Affiliate for purposes of Section 9.05 for so long as such interests are held by such Affiliate; and (B) no consent of the Company to an assignment shall be required if at the time an Event of Default exists.

(d)  Notwithstanding the foregoing provisions of this Section 9.01, each Bank may at any time, upon 30 days’ prior written notice to the Administrative Agent and the Company, sell, assign, transfer or negotiate all or any part of its Loans or Commitment if, but only if, concurrently therewith or prior thereto (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and

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Exchange Commission under the Securities Exchange Act of 1934) of a majority of the outstanding shares of voting stock of the Company pursuant to one or more transactions not approved, in their capacities as directors, by at least a majority of the individuals who served as directors of the Company on the date one year prior to the date of the first acquisition of voting stock leading to such acquisition or (ii) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12 month period were directors of the Company cease for any reason to constitute a majority of the board of directors of the Company.

(e)  Except pursuant to an assignment permitted by this Agreement but only to the extent set forth in such assignment, no Bank shall, as between the Company and that Bank, be relieved of any of its obligations hereunder as a result of any sale, transfer or negotiation of, or granting of participations in, all or any part of the Loans or Commitment of that Bank or other obligations owed to such Bank.

(f)  Any Bank may at any time assign to one or more banks or other financial institutions all, or a proportionate part of all, of its rights and obligations under this Agreement, provided that (i) the minimum amount of such assignment shall be equivalent to (A) if the Purchasing Bank is not a Bank hereunder, $10,000,000 or the aggregate amount of the assigning Bank’s Commitment, whichever is less and (B) if the Purchasing Bank is a Bank hereunder, $5,000,000 and (ii) after giving effect to such assignment, the Commitment of the assigning Bank is equivalent to not less than $10,000,000, unless such assigning Bank shall have assigned all of its rights and obligations under this Agreement; and providedfurther that any such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Competitive Bid Loans.  Any assignment made pursuant to Section 9.01(c) hereof shall be made pursuant to a Transfer Supplement, substantially in the form of Exhibit F annexed hereto, executed by the Purchasing Bank, the transferor Bank, the Company and the Administrative Agent.  Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to the Company, (iii) payment by such Purchasing Bank to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Purchasing Bank, and (iv) payment by such Purchasing Bank or transferor Bank (as they shall mutually agree) to the Administrative Agent of a non refundable fee of $3,000 to cover administrative and other expenses which may be incurred in connection with such assignment, such Purchasing Bank shall for all purposes be a Bank party to this Agreement and shall have the rights (including without limitation the benefits of Sections 2.10 and 2.11) and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto and thereto with the pro rata Share of the applicable Commitment set forth in such Transfer Supplement, and no further consent or action by the Company, the Banks or the Administrative Agent shall be required.  Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such

51

Purchasing Bank and the resulting adjustment of pro rata Shares arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Loans.  Upon the consummation of any transfer to a Purchasing Bank pursuant to this paragraph (f), the transferor Bank, the Administrative Agent and the Company shall make appropriate arrangements so that, if requested, a replacement Note is issued to such transferor Bank and a new Note or, as appropriate, a replacement Note, if requested, issued to such Purchasing Bank, in each case in principal amounts reflecting their pro rata Shares or, as appropriate, their outstanding Loans, as adjusted pursuant to such Transfer Supplement.

Section 9.02.  Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to promptly pay (i) all the actual and reasonable out of pocket costs and expenses of the Agents in connection with the negotiation, preparation and execution of this Agreement; (ii) the reasonable fees, expenses and disbursements of Davis, Polk & Wardwell, special counsel to the Agents, in connection with the negotiation, preparation, execution and administration of this Agreement, the Loans and any amendments and waivers hereto or thereto; and (iii) all costs and expenses (including attorneys’ fees, expenses and disbursements, and costs of settlement) incurred by the Banks in enforcing any obligations of or in collecting any payments due from the Company hereunder by reason of the occurrence of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or otherwise.

Section 9.03.  Indemnity.  In addition to the payment of expenses pursuant to Section 9.02 hereof, whether or not the transactions  contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold each Agent and each Bank and the officers, directors, employees, agents, advisors and affiliates of each of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the Loans or the use or intended use of the proceeds of any of the Loans hereunder (the “indemnified liabilities”); provided that, the Company shall have no obligation to any Indemnitee hereunder to the extent that such indemnified liabilities arose from the gross negligence or willful misconduct of that Indemnitee.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy or otherwise, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable

52

law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.  In no event shall any Indemnitee be liable to the Company for any indirect or consequential damages in connection with this Agreement.

Section 9.04.  Setoff.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Syndicated Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to the Syndicated Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Syndicated Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Syndicated Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness under the Agreement.  The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

Section 9.05. Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or any Note or consent to any departure by the Company therefrom shall in any event be effective without the written concurrence of the Required Banks; provided that (a) any amendment, modification, termination or waiver (i) of any provision that expressly requires the approval or concurrence of all Banks, (ii) of any provision that affects the definition of “Required Banks” or (iii) of any of the provisions contained in Section 7.01 hereof and this Section 9.05, shall be effective only if evidenced by a writing signed by or on behalf of all Banks, (b) any amendment, modification, termination or waiver (i) of any provision that increases the principal amount of the Commitments or the Loans, changes a Bank’s pro rata Share or affects the definition of “Termination Date”, (ii) that decreases the amount or changes the due date of any amount payable in respect of the fees payable hereunder, (iii) of any of the provisions contained in Sections 2.10(b) and 2.10(c) hereof or (v) that decreases the principal of or interest rates borne by the Syndicated Loans, or postpones the payment of principal or interest due on the Syndicated Loans, shall be effective only if evidenced by a writing signed by or on behalf of each Bank affected thereby and (c) any waiver with respect to a Competitive Bid Loan can be given only by the Bank affected with respect thereto.  No amendment, modification, termination or waiver of any provision of Article 8 hereof or any of the rights, duties, indemnities or obligations of any

53

Agent, as agent shall be effective without the written concurrence of such Agent.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of that Bank.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.05 shall be binding upon each present or future Bank and, if signed by the Company, on the Company.

Section 9.06.  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

Section 9.07.  Notices.  Unless otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or telex or four Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to the Administrative Agent shall not be effective until received by such Agent.  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.07) shall be: (a) in the case of the Company, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of the Administrative Agent, at its address, facsimile number or telex number in New York City set forth on the signature pages hereof, (c) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (d) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.

Section 9.08.  Survival of Warranties and Certain Agreements.   (a) All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans.

(b)  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 2.10(e) and 2.10(l), the agreements of the Company set forth in Sections 9.02 and 9.03 and the agreements of Banks set forth in Sections 8.02(c), 8.04, 9.04 and 9.05 shall survive the payment of the Loans and the termination of this Agreement.

54

Section 9.09.  USA PATRIOT Act Notice.   Each Bank that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Company that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Company in accordance with the USA PATRIOT Act.

Section 9.10.  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Bank or lender of any Loan in the exercise of any power, right or privilege hereunder or the Loans shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement or the Notes are cumulative to and not exclusive of any rights or remedies otherwise available.

Section 9.11.  Severability.  In case any provision in or obligation under this Agreement or Loan shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations thereof, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.12.  Obligations Several; Independent Nature of Banks’ Rights.  The obligation of each Bank hereunder is several, and no Bank shall be responsible for the obligation or commitment of any other Bank hereunder.  Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

Section 9.13.  Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 9.14 .  Applicable Law, Consent To Jurisdiction.

(a)  THIS AGREEMENT, THE NOTES AND THE LOANS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

55

(b)  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

Section 9.15.  Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Banks.  The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Banks shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  The Company’s rights or any interest therein hereunder may not be assigned without the written consent of all the Banks except pursuant to a merger, consolidation or sale, lease or transfer of assets permitted by Section 6.01 hereof.  The Banks’ rights of assignment are limited by and subject to Section 9.01 hereof.  The Company may, in its sole discretion, upon ten (10) days’ prior written notice, replace any of the Banks with one or more banks provided that (i) the Bank being replaced has concurrently therewith been paid in full all amounts due to such Bank hereunder, (ii) the full amount of the Commitments remains unchanged and (iii) the percentages of the total Commitments allocated to each other Bank (or any successors thereto) remains unchanged unless the prior written consent from such Bank has been obtained.  Any such Bank so replaced shall, upon written request of the Company, execute and deliver such instruments and agreements as are reasonably necessary to accomplish the same.

Section 9.16.  Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective on such date (the “Effective Date”) as (i) a counterpart hereof shall be executed by each of the parties hereto and copies

56

hereof shall be delivered to the Company and the Administrative Agent and (ii) the conditions set forth in Section 3.01 shall be satisfied.

57

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Company:
TEXTRON INC.
By:	/s /s/Mary F. Lovejoy
Title:	Vi Vice President and Treasurer

Notice Address: Textron Inc. 40 Westminster Street Providence, RI 02903 Attention: Treasurer Telephone No. (401) 457-6009 Telecopy No. (401) 457-3533

with a copy to: Textron Inc. 40 Westminster Street Providence, RI 02903 Attention: General Counsel

CITIBANK, N.A., as Administrative Agent and as Bank
By:	/s/ Peter Kettle
	Name:	Peter Kettle
	Title:	Director

Notice Address: 390 Greenwich Street New York, NY 10013 Attention: Peter Kettle Telephone No. 1 212 723 1214 Telecopy No. 1 646 291 1897

BANK OF AMERICA, N.A., as Syndication Agent and as Bank
By:	/s/ Jeff Hallmark
	Name:	Jeff Hallmark
	Title:	Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS, L.P., as Documentation Agent and as Bank
By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

COMMITMENT SCHEDULE

Bank	Commitment
Citibank, N.A.	$250,000,000
Bank of America, N.A.	$250,000,000
Goldman Sachs Credit Partners L.P.	$250,000,000
Total	$750,000,000

EXHIBIT A to
Credit Agreement

TEXTRON INC.

PROMISSORY NOTE

New York, New York
_____ __, 20__

FOR VALUE RECEIVED, the undersigned TEXTRON INC., a Delaware corporation (the “Company”), HEREBY PROMISES TO PAY to the order of ______________ (the “Payee”) for the account of its Applicable Lending Office, on the maturity date provided for in the Credit Agreement, the unpaid principal amount of each Loan made by the Payee to the Company pursuant to the Credit Agreement referred to below.

The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of October 26, 2007 (such Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) among the Company and the Banks and Agents party thereto.

This Note is one of the Company’s “Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in the currency in which the Loan is denominated in same day funds (or, if the Loan was made in an Alternative Currency, in such funds as may be then customary for the settlement of international transactions in such Alternative Currency), in accordance with the terms of the Credit Agreement.  Each of the Payee and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part thereof it will make a notation on the Schedule attached hereto of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Company hereunder with respect to payments of principal or interest on this Note.

    Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note; provided, however, that in the event that the day on which payment relating to a Eurodollar Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day.

This Note is subject to mandatory prepayment as provided in Section 2.08(c) of the Credit Agreement and prepayment at the option of the Company as provided in Section 2.08(b) of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be (shall automatically become and be declared to be, in the case of certain Events of Default relating to bankruptcy matters), due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The Company promises to pay all costs and expenses, including attorneys’ fees, all as provided in Section 9.02 of the Credit Agreement, incurred in the collection and enforcement of this Note.  The Company hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

The Credit Agreement and this Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

TEXTRON INC.
By:
Name:
Title:

2
EXHIBIT A

LOANS AND PRINCIPAL PAYMENTS SCHEDULE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3
EXHIBIT B to
Credit Agreement

OPINION OF COUNSEL

FOR THE

COMPANY

[Letterhead of Textron Inc.]

[DATE]

Citibank, N.A.,
as Administrative Agent
390 Greenwich Street
New York, NY 10013
and
The Banks Party to the Credit
Agreement Referenced Below

Re:	Credit Agreement dated as of October 26, 2007 among Textron Inc. and the Banks and Agents party thereto.

Ladies and Gentlemen:

I am the Senior Associate General Counsel of Textron Inc., a Delaware corporation (“Company”).  This opinion is rendered to you pursuant to Section 3.01(b) of the Credit Agreement dated as of October 26, 2007 (the “Credit Agreement”) among the Company and the Banks and Agents party thereto.  The undersigned has prepared this opinion and delivered it to the Banks for their benefit at the request of the Company.  Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

In my capacity as Senior Associate General Counsel I have examined originals, or copies identified to my satisfaction, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.  I am familiar, either directly or by inquiry of other officers or employees of the Company and its Subsidiaries or others, and/or through examination of the Company’s and its Subsidiaries’ books and records, with the business, affairs and records of the Company and its Subsidiaries requisite to giving this opinion.  Where and as this opinion states conclusions based upon the absence of facts, I have received in the course of my employment no contrary information and would expect to receive such information if an officer of the Company had notice thereof.

I have been furnished with, and have obtained and relied without independent investigation upon, such certificates and assurances from public officials as I have deemed necessary or appropriate.  In my examinations, I have assumed (a) the genuineness of all signatures as to all parties other than the Company, the conformity to original documents of all documents submitted to them as copies or drafts and the authenticity of such originals of such latter documents, (b) as to all Persons other than the Company, the due completion, execution, acknowledgment as indicated thereon and delivery of documents recited herein and therein and the validity and enforceability against all parties thereto, and (c) that each Person other than the Company which is a party to the Credit Agreement has full power, authority and legal right, under its charter and other governing documents, corporate legislation and the laws of its jurisdiction of incorporation, to perform its respective obligations under the Credit Agreement.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary.  I am opining herein only as to the United States federal laws, the corporate laws of the State of Delaware and the laws of the State of New York.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that:

1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into the Credit Agreement and to carry out the transactions contemplated thereby.

2.           The Company is in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have a material adverse effect on the conduct of the business of Company and its Subsidiaries, taken as a whole.

3.           The execution, delivery and performance of the Credit Agreement and the borrowing of the Loans have been duly authorized by all necessary corporate action by the Company.

4.           The execution, delivery and performance by the Company of the Credit Agreement and the issuance, delivery and performance of the Notes issued thereunder today and the borrowing of the Loans do not and will not (i) violate

B-2

any provision of law applicable to the Company or any of its Subsidiaries, the Certificates of Incorporation or By-laws of the Company or any of its Subsidiaries, or, to my knowledge (after inquiry), any order, judgment or decree of any court or other agency of government binding on the Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company or any of its Subsidiaries of which I am aware (after inquiry), (iii) result in or require the creation or imposition of any material Lien upon any of the material properties or assets of the Company or any of its Subsidiaries under any such Contractual Obligation or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Company or any of its Subsidiaries of which I am aware (after inquiry) other than such approvals and consents which will be obtained on or before the Effective Date.

5.           The execution, delivery and performance by the Company of the Credit Agreement and the issuance, delivery and performance by the Company of the Notes to be issued by the Company today will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body other than any such registration, consent, approval, notice or other action which has been duly made, given or taken.

6.           The Credit Agreement and the Notes issued thereunder today are, and, each Loan when made will be, the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their  respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

7.           Except as disclosed in the Financial Statements delivered to the Banks pursuant to Section 4.03 of the Credit Agreement, to my knowledge (after inquiry), there is no action, suit, proceeding, governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, pending or, to my knowledge threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which is probable of being successful and which would have Material Adverse Effect.

8.           Neither the Company nor any of its Subsidiaries is subject to any federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed as contemplated by the Credit Agreement.

B-3

9.           Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Very truly yours,

B-4

Exhibit C to
Credit Agreement

[Letterhead of
Davis Polk & Wardwell]

[Date]

To the Banks and the Agents
Referred to Below
c/o CITIBANK, N.A.,
as Administrative Agent
390 Greenwich Street
New York, NY 10013

Dear Sirs:

We have participated in the preparation of the Credit Agreement dated as of October 26, 2007 (the “Credit Agreement”) among Textron Inc., a Delaware corporation (the “Company”) and the Banks and Agents party thereto, and have acted as special counsel for the Agents for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement.  Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1.           The execution, delivery and performance by the Company of the Credit Agreement are within the Company’s corporate powers and have been duly authorized by all necessary corporate action.

2.           The Credit Agreement constitutes a valid and binding agreement of the Company and the Notes to be issued thereunder today constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

Very truly yours,

C-2
Exhibit D-1 to
Credit Agreement

[FORM OF NOTICE OF SYNDICATED BORROWING]

Pursuant to Section 2.01(b) of that certain Credit Agreement dated as of October 26, 2007 among Textron Inc., a Delaware corporation (the “Company”), and the Banks and Agents party thereto (such Agreement as amended to the date hereof being the “Credit Agreement”), this represents the Company’s request to borrow on __________, 20__ from the Banks in accordance with each Bank’s pro rata Share $__________ [specify amount] as [Base Rate/Eurodollar Rate] Loans.  [The initial Interest Period for such Loans is requested to be a __________ period.] The proceeds of such Loans are to be deposited in the Company’s account designated below.  The Company represents and warrants to the Banks and the Agent that, after giving effect to the Borrowing requested hereby and the making of all loans requested but not funded as of the proposed Funding Date of the Borrowing requested hereby, the aggregate principal amount of all Loans outstanding is $____________.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Dated:

TEXTRON INC.
By:
Name:
Title:

AccountDesignation
Name of Bank
Account Number:

Exhibit D-2 to
Credit Agreement

[FORM OF NOTICE OF COMPETITIVE BID BORROWING]

[Name and Address of Bank]

Gentlemen:

The undersigned refers to the Credit Agreement, dated as of October 26, 2007, among Textron Inc., and the Banks and Agents party thereto (such agreement as amended to the date hereof being the “Credit Agreement”) and hereby gives you notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests a Competitive Bid Loan under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Loan is requested to be made:

(A)          Date of Competitive Bid Borrowing                                                                         __________________
(B)          Amount of Competitive Bid Loan                                                                              __________________
(C)          Interest Period (Maturity Date)                                                                                  __________________
(D)          Amount of Competitive Bid Loan                                                                             __________________
(E)          Account Designation:
Bank                                                                                                                      __________________
Account Number                                                                                                __________________
(F)          Interest Payment Date(s)                                                                                             __________________
(G)          Type of Competitive Bid Loan
(Absolute Rate/LIBOR)                                                                                       __________________
(H)	Aggregate Principal Amount of
Loans Outstanding:	__________________
1(I)                                                                                  ______________________________________________

1 Insert additional terms, if any.

The undersigned hereby confirms and represents, as of the date hereof and as of the date of the Competitive Bid Loan, that [2] have been satisfied.

Dated:

Very truly yours, TEXTRON INC.
By:
Name:
Title:

2 Insert conditions to Borrowing as agreed between the Company and the Bank.

D-2-2

Exhibit D-3 to
Credit Agreement

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

Pursuant to that certain Credit Agreement dated as of October 26, 2007 (as amended to the date hereof, the “Credit Agreement”) among Textron Inc. (the “Company”) and the Banks and Agents party thereto, this represents the Company’s request [A: to convert $_________ in principal amount of presently outstanding Base Rate Loans with an Interest Payment Date of __________, 20__ to Eurodollar Rate Loans on __________, 20__.  The Interest Period for such Eurodollar Rate Loans commencing on such Interest Payment Date is requested to be a __________ period.] [B: to continue as Eurodollar Rate Loans __________ in principal amount of presently outstanding Eurodollar Rate Loans with an Interest Payment Date of __________, 20__.  The Interest Period for such Eurodollar Rate Loans commencing on such Interest Payment Date is requested to be a __________ period.]3

The undersigned officer, to the best of his knowledge, and the Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.  Capitalized terms used herein without definition have the meanings set forth in the Credit Agreement.

Dated:

TEXTRON INC.
By:
Name:
Title:

3 Insert A or B with appropriate insertions.

Exhibit E to
Credit Agreement

TEXTRON INC.

Compliance Certificate

With reference to the provisions of Section 5.01 of the Credit Agreement (the “Agreement”) dated as of October 26, 2007, as amended, among Textron Inc. (the  “Company”) and the Banks and Agents party thereto, the undersigned, being Vice President and Controller (Principal Accounting Officer) of the Company, hereby certifies that:

(a)
the consolidated balance sheet at [insert date] and the related consolidated statements of income and cash flows for the year then ended which were included in the accompanying Annual Report on Form 10-K/10-Q for the [year/quarter] ended [insert date], present fairly the consolidated financial position of Textron Inc. at [insert date] and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles which have been applied on a consistent basis during the period except as noted in such Report;

(b)
with respect to Section 6.03(a) of the Agreement, (x) the Consolidated Indebtedness of Textron Manufacturing less Net U.S. Based Cash did not exceed (y) an amount equal to 65% of (i) Consolidated Capitalization less (ii) Net U.S. Based Cash (as such terms are defined in the Agreement) as at [insert date] (see Schedule A attached hereto);

(c)
the undersigned has reviewed the terms of the Agreement and has made, or caused to be made under the undersigned’s supervision, a review in reasonable detail of the transactions and condition of the Company and its consolidated subsidiaries during the accounting period covered by the above-referenced financial statements and the undersigned has no knowledge of the existence as at the date of this certificate of any condition or event which constitutes an Event of Default or a Potential Event of Default (as such terms are defined in the Agreement).

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ___ day of _________, ____.

______________________________
Vice President and Controller

E-2

Schedule A

TEXTRON INC.
Financial Covenant
(in millions)

[Insert Date]
Section 6.03(a) -
Consolidated Indebtedness of Textron Manufacturing	$
Less: Net U.S. Based Cash	( )
Equals:	$
Maximum permitted:
Consolidated Capitalization, i.e., the sum of (without duplication):
(a) Consolidated Indebtedness of Textron Manufacturing	$
(b) Plus Consolidated Net Worth
(b) Plus preferred stock of the Company
(c) Plus other securities of the Company convertible (whether mandatorily or at the option of the holder) into capital stock of the Company
Equals: Consolidated Capitalization	$

Less: Net U.S. Based Cash	( )

Equals:	$

X 65% equals maximum permitted as of [Insert Date]	$

Exhibit F to
Credit Agreement

FORM OF TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT, dated as of __________, 20__, among [NAME OF BANK] (the “Transferor Bank”) and each bank listed as a Purchasing Bank on the signature pages hereof (each, a “Purchasing Bank”), and Citibank, N.A., as Administrative Agent (the “Agent”) for the Banks under the Credit Agreement described below and as agreed to by Textron Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, this Transfer Supplement is being executed and delivered pursuant to Section 9.01(f) of the Credit Agreement dated as of October 26, 2007 among the Company, the Agent, the Banks and other Agents party thereto (as such agreement may be amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); capitalized terms used and not otherwise defined herein being used herein as therein defined);

WHEREAS, each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) wishes to become a Bank party to the Credit Agreement; and

WHEREAS, the Transferor Bank is selling and assigning to each Purchasing Bank certain rights, obligations and commitments of the Transferor Bank under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

(a)           Upon the execution and delivery of this Transfer Supplement by each Purchasing Bank, the Transferor Bank, the Agent and the Company, each such Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof.

(b)           The Transferor Bank acknowledges receipt from each Purchasing Bank of an amount equal to the purchase price, as agreed between the Transferor Bank and such Purchasing Bank, of the portion being purchased by such Purchasing Bank (such Purchasing Bank’s “Purchased Pro Rata Share”) of the outstanding principal amount of, and accrued interest on, the Loans and all other amounts owing to the Transferor Bank under the Credit Agreement to the extent shown on Schedule I hereto.  The Transferor Bank hereby irrevocably sells, assigns and transfers to each Purchasing Bank, without recourse, representation or warranty, and each Purchasing Bank hereby irrevocably purchases, takes and assumes from the Transferor Bank, such Purchasing Bank’s Purchased Pro Rata

Share of the Commitment of the Transferor Bank and the presently outstanding Loans and other amounts owing to the Transferor Bank under the Credit Agreement as shown on Schedule I, together with all the corresponding rights and obligations of the Transferor Bank in, to and under all instruments and documents pertaining thereto.

(c)           The Transferor Bank has made arrangements with each Purchasing Bank with respect to the portion, if any, to be paid by the Transferor Bank to such Purchasing Bank of fees heretofore received by the Transferor Bank pursuant to the Credit Agreement.

(d)           Each Purchasing Bank or the Transferor Bank (as they have mutually agreed) has paid to the Agent a non-refundable fee of $3,000 (per Purchasing Bank) to cover administrative and other expenses, as provided in Section 9.01(e) of the Credit Agreement.

(e)           From and after the date hereof, principal, interest, fees, commissions and other amounts that would otherwise be payable to or for the account of the Transferor Bank pursuant to or in respect of the Credit Agreement  shall, instead, be payable to or for the account of the Transferor Bank and each of the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement, whether such amounts have accrued prior to the date hereof or accrue subsequent to the date hereof.

(f)           Concurrently with the execution and delivery hereof, the Company, the Transferor Bank and each Purchasing Bank shall make appropriate arrangements so that replacement Notes, if requested, are issued to the Transferor Bank, and new Notes or replacement Notes, if requested, are issued to each Purchasing Bank, in each case in principal amounts reflecting, in accordance with the Credit Agreement, outstanding Loans owing to them in which they participate and, as appropriate, their Commitment (as adjusted pursuant to this Transfer Supplement) as shown in Schedule I.

(g)           Concurrently with the execution and delivery hereof, the Agent will, at the expense of the Transferor Bank, provide to each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) conformed copies of all documents delivered to the Agent on the Effective Date in satisfaction of the conditions precedent set forth in the Credit Agreement.

(h)           Each of the parties to this Transfer Supplement agrees that at any time and form time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

F-2

(i)           Schedule I hereto sets forth the revised Commitment, amount of outstanding Loans and the pro rata Shares of the Transferor Bank and each Purchasing Bank as well as administrative information with respect to each Purchasing Bank.

(j)           THIS TRANSFER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

F-3
IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers as of the date first set forth above.

[NAME OF BANK], as Transferor Bank
By:
Name:
Title:

[NAME OF PURCHASING BANK], as Purchasing Bank
By:
Name:
Title:

CITIBANK, N.A. as Administrative Agent
By:
Name:
Title:

[Agreed to as of this __ day of ______, 20__
TEXTRON INC.
By:
Name:
Title:

F-4

SCHEDULE I

to
Transfer Supplement dated as of ______, 20__

[Transferor Bank]

Amount of Commitment, Outstanding Loans and pro rata Share:

Prior to giving effect to transfer:
Amount of Commitment	$
Amount of Outstanding Syndicated Loans	$
Amount of Outstanding Competitive Bid Loans	$
Pro rata Share	%
After giving effect to transfer:
Amount of Commitment	$
Amount of Outstanding Syndicated Loans	$
Amount of Outstanding Competitive Bid Loans	$
Pro rata Share	%

[Purchasing Bank]
Offices:
Domestic Lending Office	Notices
Address: Attn: Telephone: Telecopy:
Eurodollar Lending Office	Notices
Address: Attn: Telephone: Telecopy:
Commitment, Loans Transferred and pro rata Share:
Amount of Commitment	$
Amount of Outstanding Loans	$
Purchased Pro Rata Share	%